Exhibit 10.1

SALE OF THE LEASEHOLD INTEREST

AND IMPROVEMENTS LOCATED AT

4000 CONNECTICUT AVENUE, NW

WASHINGTON, DC

*  *  *

PURCHASE AND SALE AGREEMENT

BETWEEN

INTELSAT GLOBAL SERVICE LLC,

AS SELLER

AND

SL 4000 CONNECTICUT LLC,

AS PURCHASER

*  *  *

EFFECTIVE DATE: JULY 18, 2012

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(continued)

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(continued)

		Page

15.15	Counterparts and Expiration of Offer	33
15.16	Waiver of Jury Trial	33
15.17	Confidentiality	33
15.18	Jurisdiction and Service of Process	34
15.19	Exculpation	34

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Exhibits and Schedules

Exhibits

Exhibit A –	Legal Description
Exhibit B –	Escrow Agreement
Exhibit C –	Form of Tenant Estoppel Certificate
Exhibit D –	Form of Assignment and Assumption of Ground Lease
Exhibit E –	Form of Bill of Sale
Exhibit F –	Form of Assignment and Assumption Agreement
Exhibit G –	Form of Certificate of Non-Foreign Status
Exhibit H –	Form of Tenant Notification Letter
Exhibit I –	Form of Owner’s Affidavit
Exhibit J –	Form of Post-Closing Intelsat Lease

Schedules

Schedule 1.4(iii) –	Seller’s Retained Property
Schedule 1.5 –	Leases
Schedule 1.6 –	Security Deposits
Schedule 1.8 –	Contracts
Schedule 3.1 –	Permitted Exceptions
Schedule 6.1.3 –	Litigation
Schedule 6.1.9 –	Lease Defaults
Schedule 6.1.9(A) –	Rent Roll
Schedule 6.1.9(B) –	Rent Abatements
Schedule 6.1.10 –	Leasing Commissions and Tenant Allowances
Schedule 6.1.11 –	Violations of Law

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the cover page hereof (the “Effective Date”), by and between INTELSAT GLOBAL SERVICE LLC, a Delaware limited liability company (“Seller”), and SL 4000 CONNECTICUT LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1 PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1 Land. Seller’s leasehold interest in and to all of that certain tract of land situated in the District of Columbia, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all leasehold rights and appurtenances pertaining to such land as referenced in the Ground Lease (as defined in Section 1.2 below) (collectively, the “Land”).

1.2 Ground Lease. Seller’s interest as tenant under that certain Amended and Restated Lease Agreement dated June 18, 2010, by and between the Government of the United States of America (“Ground Lessor”), as lessor, and Intelsat Global Service Corporation, predecessor-in-interest to Seller, as lessee, for the Land, as memorialized by that certain Memorandum of Ground Lease dated as of June 18, 2010, recorded June 29, 2010, as Instrument No. 2010058804 (the “Ground Lease”).

1.3 Improvements. Subject to the terms of the Ground Lease, fee simple title to a commercial office building (including the below grade-parking structure) situated at 4000 Connecticut Avenue, NW (also known as 3400 International Drive, NW) in Washington, DC, and all other improvements and structures constructed on the Land (collectively, the “Improvements”).

1.4 Personal Property. All of Seller’s right, title and interest in and to the following (collectively, the “Personal Property”):

1.4.1 mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Improvements and used exclusively in connection with the operation of the Improvements;

1.4.2 maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;

1.4.3 site plans, surveys, plans and specifications, manuals and instruction materials, marketing materials and floor plans in Seller’s possession which relate to the Land or Improvements; and

1.4.4 other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the Effective Date and as of the Closing (as hereinafter defined).

The term “Personal Property” shall not include, and Seller shall not convey to Purchaser, (i) any property owned by tenants under Leases; (ii) furniture, fixtures, equipment or other personal or other property used by Seller or any one or more affiliates of Seller in connection with the conduct of Seller’s or such affiliates’ business or other operations within the Improvements, or (iii) the personal property listed on Schedule 1.4(iii) attached hereto (collectively, “Seller’s Retained Property”).

1.5 Leases. Seller’s right, title and interest as sublandlord in all leases with tenants or other persons or entities leasing all or any portion of the Improvements (the “Leases”), as referenced on Schedule 1.5.

1.6 Security Deposits. Seller’s right, title and interest in all security deposits, if any, held by Seller in connection with the Leases and not applied pursuant to the terms thereof, as referenced on Schedule 1.6.

1.7 Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.

1.8 Contracts. Subject to Section 7.1.3 hereof, Seller’s right, title and interest in all contract rights related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing, to the extent assignable, including, without limitation, Seller’s interest in the following: parking, management, maintenance, construction, commission, architectural, supply or service contracts, utility agreements, plans and specifications, surveys, warranties, guarantees and bonds, energy supply contracts and other agreements related to the Land, Improvements, Personal Property, or Leases (collectively, the “Contracts”), as referenced on Schedule 1.8.

1.9 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”).

1.10 Intangibles. Seller’s right, title and interest, if any, in all names, trade names, street numbers, telephone numbers, e-mail addresses, marks, other symbols and general intangibles, which relate to the Land or the Improvements (collectively, the “Intangibles”).

ARTICLE 2 PURCHASE PRICE AND DEPOSIT

2.1 Payment. The purchase price for the Property (the “Purchase Price”) is Eighty-Five Million and 00/100 Dollars ($85,000,000.00). The cash due at Closing on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price including the Deposit (as defined below) shall be paid by wire transfer of immediately available funds at the Closing.

2.2 Deposit. Simultaneously with the Effective Date, Purchaser shall deposit with First American Title Insurance Company (the “Escrow Agent” and the “Title Company”) by bank wire transfer the sum of Eight Million and 00/100 Dollars ($8,000,000.00), as a non-refundable deposit (except as otherwise expressly provided in this Agreement) to assure Purchaser’s performance hereunder (together with all interest thereon if any, the “Deposit”). Prior to Purchaser’s making the Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally-insured commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing, Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.

ARTICLE 3 TITLE AND SURVEY

3.1 State of Title to be Conveyed. Leasehold title to the Property shall be conveyed to Purchaser at Closing pursuant to an Assignment and Assumption of Ground Lease, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for the following (collectively, the “Permitted Exceptions”): (i) the exceptions set forth on Schedule 3.1; (ii) the state of facts disclosed on the survey performed by KCI Technologies, dated March 28, 2012 (the “Survey”), and any additional state of facts that a subsequent accurate survey of the Property would show, provided that such additional state of facts does not materially and adversely affect the present use or operation of the Property as an office building; (iii) the standard printed exclusions from coverage contained in the 2006 ALTA form of owner’s title policy; (iv) the lien of real property taxes, BID taxes, if any, and municipal and other charges not yet due and payable (which shall be subject to adjustment as provided in Section 9.5.2); (v) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property, and (vi) the rights and interests held by tenants under the Leases in effect at Closing and others claiming by, through or under such Leases, as tenants only.

3.2 Title Commitment and Survey. Purchaser hereby acknowledges receipt of (i) a commitment for owner’s title insurance policy for the Property, issued by First American Title Insurance Company, with an effective date of June 1, 2012 (the “Title Commitment”), together with copies of all instruments giving rise to any liens, encumbrances, defects or other exceptions to title noted therein; and (ii) the Survey, identifying no exceptions to title other than the Permitted Exceptions.

ARTICLE 4 PROPERTY INFORMATION

4.1 Property Information. Seller shall make available to Purchaser, either at the Property in a designated location or via a due diligence website maintained by Seller’s Broker (as defined below), certain materials related to the Property in Seller’s possession (collectively, the “Property Information”); provided, however, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, appraisals, economic evaluations of the Property, organizational documents or such other financial information that Seller deems confidential. Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17. Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.

ARTICLE 5 INSPECTIONS OF THE PROPERTY; “AS IS”

5.1 Purchaser’s Inspections

5.1.1 Subject to the provisions of this Section and the terms of the Ground Lease, Purchaser and its agents, employees, consultants, inspectors, lenders, investors, members, appraisers, engineers and contractors (collectively “Purchaser’s Representatives”) shall have the right, through the Closing Date (hereinafter defined), from time to time, upon the advance notice required pursuant to this Section 5.1, to enter upon and pass through the Property during normal business hours to examine and inspect the Property. Notwithstanding any such inspection, or anything to the contrary contained herein, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise, unless such matter constitutes a breach of one or more of Seller’s express representations contained herein; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property. Without limiting the generality of the foregoing, (i) Purchaser agrees that it shall not have the right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Property, the operations of the Property or otherwise, unless such matter constitutes a breach of one or more of Seller’s express representations contained herein), and (ii) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in this Agreement.

5.1.2 In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with the Ground Lease and all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or with any tenants (including, without limitation, conducting tenant interviews or having any contacts whatsoever with tenants, including but not limited to telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller (which may be given via electronic mail), such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Robert Lambert via electronic mail (at robert.lambert@intelsat.com), (ii) interfere with the business of Seller (or any of its tenants) conducted at the Property or disturb the use or occupancy of any occupant of the Property; (iii) damage the Property, or (iv) contact any local or Federal governmental agency or department regarding the Property including, but not limited to, the United States Department of State (subject to the provisions of Section 7.6) (except that Purchaser shall have the right to conduct routine inquiries of applicable governmental authorities for the purpose of seeking written confirmation as to the zoning category of the Property and the absence of violations). In conducting any inspection of the Property or otherwise accessing the

Property, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming by, under or through such tenants). Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least two (2) Business Days’ (as hereinafter defined) prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Purchaser shall keep all information obtained during its inspections and access to the Property confidential, subject to the provisions of Section 15.17. If the Closing shall not occur for any reason whatsoever, Purchaser shall: (A) promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals or copies of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser’s Representatives or for Purchaser’s benefit that are in the possession or control of Purchaser or Purchaser’s Representatives; (B) promptly return to Seller or destroy all copies of all due diligence materials, including, without limitation, any Property Information and copies thereof in any form whatsoever (including electronic form), delivered by Seller to Purchaser; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above; provided, however, in the event of any pending litigation between Seller and Purchaser, Purchaser shall be permitted to retain copies of such materials, tests and reports as are necessary in connection with such litigation. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which Seller may give or withhold in its sole discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any damage as aforesaid).

5.1.3 Prior to conducting any physical inspection or testing at the Property (besides routine visual inspections), Purchaser and Purchaser’s Representatives shall obtain, and during the period of such inspection or testing shall maintain, at their expense: (i) commercial general liability (“CGL”) insurance, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another “occurrence” form providing equivalent coverage, including contractual liability and personal injury liability coverage, with limits of not less than Two Million Dollars ($2,000,000) for any one occurrence and Five Million Dollars ($5,000,000) in the aggregate; (ii) comprehensive automobile liability insurance (covering any automobiles owned or operated by Purchaser or Purchaser’s Representatives) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (iii) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund, and (iv) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Property is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Seller shall be covered as additional insureds on the CGL and automobile liability insurance policies with respect to liability arising out of the named insured’s acts or omissions relating to the Property. The insurer and the terms and conditions of all the foregoing policies shall be acceptable to Seller. Prior to making any entry upon the Property to conduct the testing requiring insurance coverage, as provided above, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages, which certificate of insurance shall be in form and substance satisfactory to Seller.

5.1.4 [Intentionally deleted]

5.1.5 Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, reasonable costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties directly caused by Purchaser or Purchaser’s Representatives with respect to any due-diligence activities at the Property pursuant to this Agreement, except any arising from the discovery of preexisting conditions (so long as Purchaser does not exacerbate any such condition).

5.2 As Is, Where Is

5.2.1 Except as provided in the express representations and warranties of Seller set forth in Section 6.1 and Article 12 of this Agreement and in Seller’s Assignment and Assumption of Ground Lease, the Bill of Sale and the FIRPTA Certificate (all as defined below) (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.

5.2.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of title, zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

5.2.3 Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Express Representations and Seller’s obligations set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the Improvements constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date (subject only to normal wear and tear between the Effective Date and the Closing Date), “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.2.3 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 5.2.

5.2.4 Without in any way limiting any provision of this Section 5.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, and Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (i) the Disclaimed Matters, (ii) the condition of the Property as of the Closing Date, (iii) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (iv) any other state of facts that exists with respect to the Property. The waiver, release and discharge set forth in this Section 5.2.4 shall survive the Closing or any termination of this Agreement.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:

6.1.1 Organization. Seller is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of Delaware and the District of Columbia.

6.1.2 Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement.

6.1.3 Litigation. Except as may be disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action or real estate tax appeal) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property, or Seller’s authority to convey the Property pursuant to this Agreement.

6.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.

6.1.5 Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof which is currently in effect.

6.1.6 Options or Rights of First Refusal. Neither Seller nor any predecessor to Seller has granted any option, right of first refusal or first opportunity to any party to acquire any interest in the Property or any portion thereof.

6.1.7 Contracts. Except for the Contracts referenced on Schedule 1.8, there are no current material contracts of construction, employment, parking, maintenance, commission, management, service, or supply in effect and entered into by Seller which will affect the Property after Closing. Seller has provided Purchaser with true, correct and complete copies of all Contracts, including all amendments and modifications thereof, prior to the execution of this Agreement by Purchaser and Seller.

6.1.8 Employees. Seller has no employees.

6.1.9 Leases. Except for the Ground Lease, the Leases referenced on Schedule 1.5, the Licenses referenced on Schedule 1.6, the leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 of this Agreement, and the Post-Closing Intelsat Lease (hereinafter defined), there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with anyone in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect, and, except as otherwise set forth in the Rent Roll (hereinafter defined), no rent has been paid more than one month in advance. To Seller’s knowledge, except as may be described in Schedule 6.1.9 attached hereto, there exists no material default by Seller or, to Seller’s knowledge, any tenant under any of the Leases. Seller has provided Purchaser with true, correct and complete copies of all Leases, including all amendments and modifications thereto, prior to the execution of this Agreement by Purchaser and Seller. The rent roll attached hereto as Schedule 6.1.9(A) (the “Rent Roll”) is true and accurate in all material respects. Schedule 6.1.9(B) identifies all free rent accruing under the Leases from and after the Effective Date. Schedule 1.8 identifies all security deposits held by Seller, as landlord, under the Leases. Except as otherwise indicated on Schedule 6.1.9, (a) Seller has not received any written notice from any tenant under any currently effective Lease that Seller is in default in any material respect of any material obligations of Seller to such tenant, which default has not been cured; (b) Seller has not delivered any written notice to a tenant that such tenant is in default in any material respect of any material obligations of such tenant under such Lease that has not been cured; (c) Purchaser will have no obligation to pay brokerage commissions after Closing either upon any extension or renewal of any Lease that is currently in effect, or upon the exercise of any option to lease additional premises, (d) no tenant has entered into any subleases of all or any portion of its premises, and (e) no tenant is entitled to any free rent for any periods of time after Closing.

6.1.10 Leasing Commissions and Tenant Allowances. Schedule 6.1.10 attached hereto identifies all outstanding and deferred leasing commissions payable with respect to the Leases, and all tenant improvements allowances payable or to become payable with respect to the Leases.

6.1.11 Violations of Law. Except as set forth on Schedule 6.1.11, and to Seller’s knowledge, Seller has not received written notice from any governmental authority of any material violation of any federal or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon), including federal and municipal laws and ordinances regulating the use of hazardous substances, which are unresolved. In addition, except as may be included in the Property Information or otherwise disclosed in writing to Purchaser, and to Seller’s knowledge, Seller has not received any written notice from any governmental authorities with respect to (i) any special assessments or proposed increases in the assessed value of the Property: (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any zoning, health, fire safety or other law, regulation or code applicable to the Property which remains outstanding.

6.1.12 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

6.1.13 Ground Lease. A true, correct and complete copy of the Ground Lease has been delivered to Purchaser as part of the Property Information. To Seller’s knowledge, the Ground Lease is in full force and effect, and Seller has performed all of its material obligations under the Ground Lease (including the payment of all amounts due to Ground Lessor thereunder and to third parties as required by the Ground Lease) as of the Effective Date. Except for the Leases and Licenses, Seller has not assigned, transferred or subleased any of its rights under the Ground Lease. Ground Lessor has not provided Seller with any written notice of default under the Ground Lease, and to Seller’s knowledge, there exists no event which with the giving of notice or the passage of time would constitute a material default under the Ground Lease (the “Liability Cap Increase Representation”). Seller is the only holder of the leasehold interest created by the Ground Lease. Seller has obtained Ground Lessor’s consent for all Leases to the extent required under the Ground Lease; provided, however, with respect to the Leases with the Broadcasters Child Development Center and the Embassy of Honduras, the foregoing representation shall be limited to Seller’s knowledge.

6.1.14 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.

6.1.15 District of Columbia Soil Characteristic. The characteristic of the soil of the Property, as described by the Soil Conservation Service of the U.S. Department of Agriculture in the Soil Survey Book of the District of Columbia (area 11) published in July, 1976, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is Urban Land. For further information, Purchaser may contact a soil testing laboratory, the

District of Columbia Department of Environmental Services or the Soil Conservation Service of the U.S. Department of Agriculture. The foregoing is given pursuant to requirements of the District of Columbia Code and is not intended, and shall not be construed as, limiting the conditions set forth herein with respect to Purchaser’s right to make investigations, tests and studies satisfactory to Purchaser.

6.1.16 District of Columbia Underground Storage Tank Disclosure Notice. In accordance with the requirements of Section 3(g) of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (the “Act”), Seller has informed Purchaser, and hereby re-informs Purchaser, that except as referenced in that certain Phase I Environmental Site Assessment issued by Advantage Environmental Consultants, LLC, dated May 8, 2012, a copy of which has been provided to Purchaser as part of the Property Information, Seller has no knowledge of the existence or removal, during Seller’s ownership of the Property, of any underground storage tanks at or from the Property, as that term is defined in the Act. This disclosure notice was provided to Purchaser prior to entering into this Agreement as required by the Act.

6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date, as follows:

6.2.1 Organization. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

6.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement.

6.2.3 Prohibited Transaction. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

6.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Robert Lambert (the “Seller Knowledge Individual”), which employee is in the primary position of responsibility with respect to the Property, having made appropriate review of files relating to the Property. In no event shall the Seller Knowledge Individual have any personal liability hereunder.

6.4 Survival. All of the representations and warranties set forth in this Article 6 shall survive the Closing for a period of one hundred twenty (120) days, subject to the provisions of Section 11.1 of this Agreement.

ARTICLE 7 COVENANTS OF SELLER PRIOR TO CLOSING

7.1 Operation of Property. From the Effective Date until the earlier of (i) the termination of this Agreement, and (ii) Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.

7.1.1 From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business, but shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (provided that if Seller desires to enter into a new lease or license following the Effective Date, Purchaser may withhold its consent to such lease or license in its sole and absolute discretion): (a) make or permit to be made any material alterations to or upon the Property, (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without premium or penalty upon thirty (30) days’ prior written notice, or knowingly fail to timely perform its material obligations under the Contracts (provided that in the case of emergency or other exigent circumstances, Seller shall have the right to enter into contracts to perform repairs or replacements without Purchaser’s consent), (c) enter into any leases or licenses with respect to the Property or any part thereof, or extend, modify, cancel or otherwise alter any one or more of the Leases (unless required by the terms of any Lease), collect rent thereunder for more than one month in advance, apply any security deposits held in accordance with the Leases or the Licenses, or fail to timely perform its obligations under the Ground Lease, the Leases or the Licenses, in each case whether or not such action is taken in the ordinary course of business, (d) materially reduce or change the level of maintenance to the Property, (e) encumber, sell or transfer the Property or any interest therein or actively negotiate with any third party respecting the sale of the Property or any interest therein or otherwise dispose of the Property or any part thereof or interest therein, or alter or amend the zoning classification of the Land or Improvements, (f) remove or permit the removal of any Personal Property from the Property, except when replaced with items of equal or greater quality and value, and except for the use and consumption, which shall be replenished by Seller prior to Closing, of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, or (g) settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to Tax Year 2013 (which Seller retains the full and unfettered right to settle or compromise, and any refunds applicable to such period shall belong solely to Seller). Seller shall not modify the Ground Lease in any respect. In addition, and notwithstanding the foregoing, Seller shall have the right, without Purchaser’s consent, to continue to perform improvements to the Property, and make alterations thereto, which are expressly required under the Leases. Whenever in this Section Seller is required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s receipt of request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller in writing of its disapproval within said five (5) Business Day period, Purchaser shall be deemed to have approved same.

7.1.2 Except as may be required by the terms of any Lease or the Ground Lease, Seller shall have no obligation to Purchaser to (i) bring the Property into compliance with any laws or regulations applicable to the Property, or (ii) make or perform any capital repairs or replacements.

7.1.3 Purchaser shall review the Contracts within ten (10) days after the Effective Date to determine, among other things, whether such Contracts are terminable, and to determine whether Purchaser desires to assume any of such agreements. Not later than fifteen (15) days after the Effective Date, Purchaser shall deliver a notice to Seller setting forth which of such Contracts, if any, that Purchaser elects to have Seller attempt to terminate; provided, however, that Purchaser shall not have the right to terminate the following Contracts: (i) Natural Gas, Electric Power Supply Service and Green-E (®) Certified Renewable Energy Credits Purchase and Sales Base Agreement dated October 28, 2010, by and between Washington Gas Energy Services, Inc. (“Washington Gas”), and Intelsat Global Service Corporation (predecessor to Seller), as amended and supplemented (the “Energy Supply Contract”), and (ii) food management service agreement between Seller and Sodexo Management, Inc. (the “Sodexo Contract”), copies of which was provided to Purchaser as part of the Property Information. Seller shall seek to obtain the consent of Washington Gas under the Energy Supply Contract to the assumption of Seller’s obligations thereunder as provided in Section VII(F) thereof, and confirmation from Washington Gas as to whether all amounts due thereunder from Seller have been paid. Purchaser acknowledges that Purchaser will not have the right to assume that certain Master Services Agreement dated December 8, 2011, by and between Intelsat Corporation and Ryan, LLC and, subject to the terms of the Post-Closing Intelsat Lease, the Sodexo Contract. Seller will deliver such notices of termination at Closing as to all such Contracts timely designated by Purchaser, it being understood that any termination or similar fees associated therewith shall be paid by Seller, and Purchaser shall have no responsibility or liability therefor. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Contracts (as identified on Schedule 1.8 hereto), including the Energy Supply Contract, but excluding any Contract Purchaser elects to terminate pursuant to this Section 7.1.3, pursuant to the Bill of Sale and Assignment and Assumption Agreement.

7.2 Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases or the Ground Lease.

7.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing which concerns or affects Seller or the Property and which is instituted after the Effective Date.

7.4 Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property.

7.5 Estoppel Certificates. Seller shall use good faith business efforts to obtain and deliver to Purchaser, not later than the date that is five (5) Business Days prior to the Closing Date, an estoppel certificate in substantially the form of Exhibit C attached hereto from each tenant at the Property (or in the form required by each tenant’s lease) (collectively, the “Lease Certificates”). Seller’s obligation to use good faith business efforts to obtain Lease Certificates from all tenants shall be deemed to require Seller only to make requests therefor and to follow up on a commercially reasonable manner, but shall not include the payment of any money, issuance of any default notices or any other extraordinary action by Seller.

7.6 Ground Lessor Consent. From and after the Effective Date, Seller shall use good faith business efforts to obtain the following from Ground Lessor, in form and substance reasonably satisfactory to Seller and Purchaser: (A) Ground Lessor’s written consent, in accordance with the terms of Article 7-1(B) of the Ground Lease, to both (I) the assignment of Seller’s interest, as lessee, under the Ground Lease to Purchaser, and (II) the Post-Closing Intelsat Lease (as defined below), and (B) Ground Lessor’s written confirmation that (i) Seller shall have no liability under the Ground Lease on account of any act, occurrence or omission that occurs from and after Closing, in accordance with a “novation agreement” or similar document; (ii) Ground Lessor has not sent Seller any written notice of default under the Ground Lease that has not been cured and, to the best of Ground Lessor’s knowledge, Seller is in compliance with all of Seller’s monetary and material non-monetary obligations as ground lessee under the Ground Lease; (iii) Purchaser shall have no liability under the Ground Lease for acts, occurrences, omissions or obligations that accrued or occurred prior to the Closing (except for acts, occurrences or omissions of a continuing nature, provided that Purchaser’s liability shall be limited to acts, occurrences or omissions accruing from after the Closing), and (iv) from and after the Closing, to the best of Ground Lessor’s knowledge, fee simple title to the Improvements will vest in Purchaser. The consent and confirmation described in the immediately preceding sentence are referred to collectively as the “Ground Lessor Consent.” It is understood that in the event the Ground Lessor does not confirm the matters set forth in clauses (ii) and (iii) above (the “Ground Lessor No Default Confirmation”), then Purchaser shall rely exclusively on the Liability Cap Increase Representation, and the failure by the Ground Lessor to confirm the absence of defaults by Seller shall not, by itself, result in a failure of the conditions precedent set forth in Sections 8.1.1 and 8.2.1. Further, Ground Lessor’s failure to include the confirmation set forth in clause (iv) above shall not, by itself, result in a failure of the conditions precedent set forth in Sections 8.1.1 and 8.2.1. If required by Ground Lessor, Seller and Purchaser shall provide to Ground Lessor any and all information or certifications requested by Ground Lessor in connection with obtaining Ground Lessor’s consent to the assignment of the Ground Lease and the Post-Closing Intelsat Lease, including, but not limited to, (i) financial statements of Purchaser and Purchaser’s direct and indirect managing members and general partners and each of Purchaser’s passive investors, if any, owning at least a direct or indirect five percent (5%) equity interest in Purchaser (it being acknowledged that in no event shall Purchaser’s passive investors owning less than five percent (5%) equity in Purchaser be required to deliver financial statements to Ground Lessor), and, to the extent publicly available, Purchaser’s mortgage and mezzanine lenders providing debt financing to enable Purchaser to close the transactions contemplated hereby; and (ii) any and all documents, information and materials in the possession of Seller or Purchaser, or both, that Ground Lessor, the United States General Services Administration or their respective counsel may request with respect to (a) security or safety concerns of the Ground Lessor, or (b) Purchaser’s intended use, development and occupation of the Property. In addition, Seller and Purchaser agree to make such modifications to the Assignment and Assumption of Ground Lease in the form of Exhibit D hereto as may be requested by Ground Lessor, so long as such modifications do not increase the additional rent, management fee, parking fee or other financial obligations of the ground lessee under the Ground Lease, or impose any new financial obligations on the ground lessee, except for regularly scheduled increases of such amounts as provided in the Ground Lease), shorten the existing or renewal terms of the Ground Lease, impose any additional material restrictions on Purchaser’s right to assign or mortgage its interest in the Ground Lease or sublet the Improvements (or any portion thereof), or otherwise materially and adversely affect or limit Purchaser’s rights or materially increase Purchaser’s other obligations under the Ground Lease or impose any additional material liability or expense on Purchaser. Seller will promptly forward to Purchaser copies of any official notices or correspondence between Ground Lessor and Seller pertaining to the request for Ground Lessor’s Consent, it being understood that routine communications (such as, for example, electronic mail messages attempting to schedule meetings or calls) may not be provided to Purchaser.

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which (except for the condition referenced in Section 8.1.1) may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.

8.1.1 Ground Lessor Consent. Ground Lessor shall have issued the Ground Lessor Consent.

8.1.2 Covenants. Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement.

8.1.3 Representations and Warranties. Subject to Section 8.4 of this Agreement, all representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date

8.1.4 Title. The Title Company shall be prepared to issue to Purchaser, at standard rates, an ALTA Form B (2006) leasehold owner’s title insurance policy in the amount of the Purchase Price, insuring that the leasehold estate to the Property (including fee title interest to the Improvements) is vested in Purchaser, subject only to the Permitted Exceptions, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser.

8.1.5 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 9.2.1 of this Agreement.

8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended or postponed as provided herein) of the following conditions, any of which (except for the condition referenced in Section 8.2.1) may be waived in writing by Seller, in Seller’s sole and absolute discretion:

8.2.1 Ground Lessor Consent. Ground Lessor shall issued the Ground Lessor Consent.

8.2.2 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

8.2.3 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.2.4 Delivery of Closing Documents. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 9.2.2 of this Agreement.

8.3 Failure of a Condition

8.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser; provided, however, that if such failure of a condition is due to a default by one of the parties, the disposition of the Deposit shall be governed solely by Article 11 of this Agreement and not by this Section 8.3.1. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured (as reasonably determined by Seller), then Seller and Purchaser shall each have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving notice thereof to the other party within such ten (10) Business Day period. Further, Purchaser shall have the right to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 8.1 of this Agreement (except for Section 8.1.5) shall not constitute a default, breach of a covenant or other failure to perform by Seller hereunder. Further, and notwithstanding anything to the contrary contained herein, in no event shall the conditions set forth in Sections 8.1.1 and 8.2.1 be waived by either Purchaser or Seller, respectively.

8.3.2 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no actual knowledge as of Closing.

8.4 Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed between the Effective Date and Closing; provided, however, that if on the Closing Date any such representations and warranties are not true and correct in all material respects or Seller has not performed any material covenants required to be performed by Seller pursuant to this Agreement, Purchaser shall in any event be required to close hereunder and pay the Purchase Price to Seller without any reduction or credit; unless the breach of any representations and warranties or covenants will have, in the aggregate, a “material adverse effect” and in such event, Seller shall be entitled, at its option and in its sole discretion, to credit to Purchaser such amount on account of such breach as will cause the same to no longer have a “material adverse effect,” in which event Purchaser shall be required to close hereunder. As used herein, a “material adverse effect” shall be deemed to have occurred if by reason of such misrepresentation or breach of covenant the fair market value of the Property is decreased by an amount exceeding Eight Hundred Fifty Thousand Dollars ($850,000.00). For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which (i) pursuant to the terms of this Agreement are permitted to have occurred or (ii) are not within the reasonable control of Seller.

ARTICLE 9 CLOSING

9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Seller’s counsel in Washington, DC via an escrow closing, on the date that is ten (10) days after issuance of the Ground Lessor Consent (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing, but in no event earlier than sixty (60) days following the Effective Date (the “Closing Date”), and in no event shall the Closing Date occur after November 28, 2012 (the “Outside Closing Date”) (with time of the essence as to both the Closing Date and the Outside Closing Date). If, as of the Outside Closing Date, the Ground Lessor Consent has not been issued, then either Purchaser or Seller shall have the right, each in its sole and absolute discretion, to terminate this Agreement, in which event the Deposit shall be returned promptly to Purchaser, whereupon neither party shall have any further rights, duties or obligations hereunder, other than the obligations and rights set forth here that expressly survive the termination of this Agreement. Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including but not limited to the settlement statement, and to deliver all such documents to the Title Company in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing by not later than 3:00 p.m. (local Washington, DC time) on the Closing Date.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:

9.2.1.1 Assignment and Assumption of Ground Lease in the form of Exhibit D hereto, subject to Section 7.6 of this Agreement;

9.2.1.2 Bill of Sale in the form of Exhibit E hereto;

9.2.1.3 Assignment and Assumption Agreement in the form of Exhibit F hereto;

9.2.1.4 Certificate of Non-Foreign Status in the form of Exhibit G hereto (the “FIRPTA Certificate”);

9.2.1.5 Letters to each tenant under the Leases in the form of Exhibit H hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made in the manner set forth therein;

9.2.1.6 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.2.1.7 Such transfer tax forms as may be required as a condition to the recordation of the Assignment and Assumption of Ground Lease;

9.2.1.8 Subject to Section 8.4, a certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing Date, including an updated Rent Roll dated within five (5) Business Days of the Closing Date, which certificate shall permit Purchaser’s mortgagee to rely upon the representations and warranties made by Seller pursuant to Section 6.1.9 of this Agreement, subject to Section 11.2 of this Agreement;

9.2.1.9 An Owner’s Affidavit in the form of Exhibit I attached hereto (the “Owner’s Affidavit”). Seller shall also deliver to the Title Company and the Purchaser such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the Assignment and Assumption of Ground Lease and the other documents required to be executed by Seller on behalf of Seller;

9.2.1.10 Such documents as may be required to effectuate the Ground Lessor Consent;

9.2.1.11 Evidence of the termination of Seller’s existing property management agreement and copies of notices of termination of such other service agreements and contracts that Purchaser elected to have terminated in accordance with Section 7.1.3;

9.2.1.12 The Lease Agreement, by and between Purchaser, as landlord, and Seller, as tenant, in the form of Exhibit J hereto (the “Post-Closing Intelsat Lease”); and

9.2.1.13 The Lease Certificates, to the extent received.

9.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession or control of all items constituting the Property Information referenced in Article 4, including, (i) to the extent in Seller’s possession, an original counterpart of the Ground Lease and original counterparts of the Leases, (ii) plans and specifications for the Improvements, and (iii) Seller’s lease files.

9.2.3 Possession. Seller will deliver to Purchaser possession of the Property, subject to the Leases.

9.2.4 Keys. Seller will deliver to Purchaser all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card key inventory and unused cards for the security systems, if any.

9.2.5 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

9.3.1.1 Assignment and Assumption Agreement in the form of Exhibit F hereto, subject to Section 7.6 of this Agreement;

9.3.1.2 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.3.1.3 Such transfer tax forms as may be required as a condition to the recordation of the Assignment and Assumption of Ground Lease;

9.3.1.4 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser;

9.3.1.5 A certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct in all material respects;

9.3.1.6 The Post-Closing Intelsat Lease; and

9.3.1.7 Such documents as may be required to effectuate the Ground Lessor Consent.

9.3.2 Payment of Consideration. Purchaser will pay to Escrow Agent by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided hereby). The net closing proceeds due to Seller shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, not later than 3:00 p.m. (local Washington, DC time) on the Closing Date (the “Wiring Deadline”), with time being strictly of the essence with respect thereto.

9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.

9.5 Costs and Adjustments at Closing

9.5.1 Expenses. Subject to the provisions of Section 9.1 of this Agreement, the local recordation and transfer taxes and recording fees imposed upon or payable in connection with the recordation of the Assignment and Assumption of Ground Lease, and any closing or escrow fees of the Escrow Agent shall be paid one-half by Purchaser and one-half by Seller. Seller shall pay all costs and fees for Seller’s representatives and consultants lien releases and related title company charges. Purchaser shall pay all costs and fees for title examination, title insurance and related title company charges, the Survey of the Property and all of Purchaser’s due diligence studies and investigations. Seller and Purchaser shall each pay its respective attorney’s fees.

9.5.2 Real Estate and Personal Property Taxes. The taxes imposed pursuant to District of Columbia Code § 47-1005.01, which is commonly referred to as the District of Columbia Possessory Interest Tax, real estate taxes and any personal property taxes for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Apportionment Time on the basis of actual bills therefor, if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the period. All rebates or reductions in taxes received subsequent to Closing, net of costs of obtaining the same, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. local Washington, DC time on the date immediately prior to the Closing Date. No portion of the Purchase Price shall be allocated to the Personal Property conveyed to Purchaser at Closing.

9.5.3 Lease Security Deposits and Rents. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any cash security deposits actually received by Seller pursuant to the Leases and not yet refunded to tenants. All rents, common area charges, real estate taxes and other costs or charges paid by tenants under the Leases shall be prorated as of the Apportionment Time, to the extent actually collected by Seller. With respect to any rent or charges that is delinquent at Closing, Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller shall not be entitled to dispossess such tenants. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing, to the extent such rent or payments were not credited to Seller at Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full; it being acknowledged that rent payable pursuant to the Lease with the District of Columbia is paid in arrears and the amount payable pursuant to any such Lease for the month in which Closing occurs shall be apportioned by Seller and Purchaser upon receipt of such rent after the Closing. With respect to any security deposits which are other than cash, Seller shall deliver to Purchaser at the Closing the original documentation related thereto with such transfer documentation as may be necessary, and prior to the time on which any letter of credit is finally transferred, Seller shall, at Purchaser’s request, make draws thereon if permitted pursuant to a Lease, and remit the proceeds to Purchaser.

9.5.4 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser, if required by the utility. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

9.5.5 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will effect its own insurance coverage.

9.5.6 Commissions. Seller shall be responsible for the payment of all Commissions (as defined below); Purchaser shall be responsible for the payment of all Future Commissions (as defined below). For purposes hereof, the term “Commissions” shall mean the leasing commissions payable in connection with the Leases and the Licenses in effect as of the Effective Date. For purposes hereof, the term “Future Commissions” shall mean (i) any leasing commissions which become due and payable after the Effective Date and arise from and by reason of the exercise of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option in any such Lease, which is first exercised after the Effective Date, and (ii) all leasing commissions which may become due and payable (whether before or after the Closing Date) in connection with any new Lease entered into between the Effective Date and the Closing Date, in each case which have been approved (or deemed approved) by Purchaser to the extent required by the terms hereof. If as of the Closing Date Seller shall have not paid any Commissions for which Seller is responsible pursuant to the foregoing provisions, then (a) Purchaser shall receive a credit against the Purchase Price in an amount equal to such unpaid Commissions, (b) Purchaser shall thereby assume the obligation of Seller to pay such Commissions, and (c) Seller shall no longer be responsible for the payment of such Commissions.

9.5.7 Tenant Inducement Costs. Seller shall be responsible for the payment of all Tenant Inducement Costs (as defined below), other than Future Tenant Inducement Costs (as defined below). Purchaser shall be responsible for the payment of all Future Tenant Inducement Costs. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement or concession including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances; provided, however, that “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period (it being agreed that Seller shall bear such loss resulting from any free rental period with respect to the period prior to the Closing Date and that Purchaser shall bear such loss with respect to the period from and after the Closing Date). For purposes hereof, the term “Future Tenant Inducement Costs” shall mean (i) any Tenant Inducement Costs which may become due and payable, whether before or after the Closing Date, arising from, relating to or in connection with the exercise after the Effective Date of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver of any right of cancellation expressly set forth and contained in any of the Leases in effect as of the Effective Date), and (ii) all Tenant Inducement Costs which may become due and payable in connection with the execution and delivery between the Effective Date and the Closing Date of any new Lease, in each case which have been approved (or deemed approved) by Purchaser to the extent required by the terms hereof. If as of the Closing Date Seller shall have not paid any Tenant Inducement Costs for which Seller is responsible pursuant to the foregoing provisions, then (a) Purchaser shall receive a credit against the Purchase Price in an amount equal to such unpaid Tenant Inducement Costs, (b) Purchaser shall thereby assume the obligations of Seller to pay such Tenant Inducement Costs pursuant to the Assignment and Assumption Agreement in the form of Exhibit F hereto, and (c) Seller shall no longer be responsible for the payment of such Tenant Inducement Costs.

9.5.8 Closing Statement. Not later than two (2) Business Days prior to the Closing, Seller or its agents or designees shall prepare, and promptly thereafter, Seller and Purchaser shall jointly agree upon, a closing statement (the “Closing Statement”) that will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing, as applicable. Not later than the date that is one hundred eighty (180) days after the Closing Date, Seller and Purchaser shall jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items that are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within five (5) Business Days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid promptly as soon as they are capable of being determined and except for other amounts payable hereunder pursuant to provisions which survive the Closing. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

9.5.9 Ground Lease Payments. The Ground Lease Payments (hereinafter defined) shall be prorated between Purchaser and Seller as of the Apportionment Time. Seller shall be responsible for any Ground Lease Payments or other payments due and owing to Ground Lessor under the Ground Lease for the time prior to the Apportionment Time; and Purchaser shall be responsible for any Ground Lease Payments or other payments due and owing to Ground Lessor under the Ground Lease for the time after the Apportionment Time. As used herein, the term “Ground Lease Payments” shall mean (i) the additional rent payments payable pursuant to Article 3-2 of the Ground Lease; (ii) the management fee payable pursuant to Article 3-3 of the Ground Lease, and (iii) the parking fee payable pursuant to Article 3-4 of the Ground Lease. The Ground Lease Payments shall not include the sum referenced in Article 3-1 of the Ground Lease.

9.5.10 No Financing Contingency. Notwithstanding anything contained herein (or implied) to the contrary, it is expressly acknowledged by Purchaser (i) that the Closing of the transactions contemplated by this Agreement is not subject to any financing contingency and Purchaser agrees that the ability or inability of Purchaser to obtain debt, equity investments or other financing in order to pay all or any part of the Purchase Price shall not be a contingency or condition to any of Purchaser’s obligations under this Agreement, and (ii) Seller shall have no obligation whatsoever to assist or cooperate with Purchaser in connection with obtaining any financing unless otherwise expressly agreed to herein; provided, however, that at Purchaser’s request, Seller will distribute to any tenants designated by Purchaser a form of subordination, non-disturbance and attornment agreement requested by Purchaser’s mortgage lender, and seek the tenants’ cooperation in the execution thereof, but failure by any one or more tenant to cooperate or execute such documents shall not constitute a default by Seller or constitute a failure of a condition to Closing.

9.5.11 Survival. The provisions of this Section 9.5 shall survive Closing or a termination of this Agreement.

ARTICLE 10 DAMAGE AND CONDEMNATION

10.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage. Seller shall comply with the requirements of the Ground Lease with respect to any casualty that occurs from and after the Effective Date, notwithstanding anything to the contrary contained in this Agreement.

10.1.1 Minor Damage. If the cost for repairing such damage is less than or equal to Four Million Dollars ($4,000,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the right at Closing to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

10.1.2 Major Damage. If the cost for repairing such damage is greater than Four Million Dollars ($4,000,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the option, exercisable by written notice delivered to Seller within ten (10) Business Days after Seller’s notice of damage to Purchaser, either (i) to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such ten (10) Business Day period of Purchaser’s election to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

10.2 Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof, in which event Purchaser shall have the right, at its sole option, to terminate this Agreement by written notice to Seller and Escrow Agent within ten (10) days after receipt of written notice of such action, in which event the Deposit shall be returned to Purchaser, whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement. If Purchaser does not elect to terminate this

Agreement, then Purchaser shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing.

ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS

11.1 Seller Default At or Before Closing. If Seller is in breach or default of any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the representations contained in Section 6.1 should be false in any material respect (subject to the provisions of Section 8.4), and Purchaser shall become actually aware of same on or prior to the Closing Date and Purchaser shall not have waived its claims with regard to same pursuant to this Agreement, then Purchaser shall give Seller written notice of such breach or default on or prior to the Closing Date and Seller shall have ten (10) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly. If Seller fails to cure such breach or default within such ten (10) Business Day period, then Purchaser shall have the right, at its sole option and as its sole remedy, and Purchaser hereby waives its right to pursue any other remedy at law or in equity, and as Purchaser’s sole and exclusive remedy, Purchaser shall either (i) to terminate this Agreement by written notice to Seller and the Escrow Agent, in which event the Deposit shall be returned to Purchaser, whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, or (ii) to pursue specific performance of the obligations of Seller hereunder. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such action for specific performance within forty-five (45) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such forty-five (45) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against the Property. In no event shall Purchaser seek, or Seller be liable for, any damages to Purchaser, including, without limitation, punitive or consequential damages.

11.2 Seller Default From and After Closing.

11.2.1 If Seller is in breach or default of any of its obligations or agreements hereunder that survive the Closing when performance is required or if any of the Express Representations should be false in any material respect and Purchaser shall first become actually aware of same after the Closing Date, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement or representation hereunder prior to the expiration of the applicable survival period of such breach or default and Seller shall have thirty (30) days from the date of receipt of such notice to cure such breach or default. If Seller fails to cure such breach or default within such thirty (30) day period, and the reasonably estimated losses or damages sustained as a result of Seller’s failure or inability to perform any of its obligations, agreements or Express Representations hereunder exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Floor”), then Seller shall be liable for the actual direct damages suffered by Purchaser due to such uncured breach or default from the first dollar of loss. Notwithstanding anything to the contrary contained herein, (i) in no event shall Seller be liable to Purchaser for damages under this Section in an aggregate amount in excess of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the “Liability Cap”), except as otherwise set forth in Section 11.2.2 below, (ii) Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from the breach of any of Seller’s representations set forth in Section 6.1 or the breach of Seller’s express covenants and obligations hereunder, and (iii) if Purchaser has knowledge of a default by Seller on the Closing Date and Purchaser elects to close the transaction contemplated herein, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default.

11.2.2 In the event the Ground Lessor does not deliver the Ground Lessor No Default Confirmation, the Liability Cap shall be increased by an amount equal to One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) (the “Liability Cap Increase”) (i.e., $3,000,000 in the aggregate), which Liability Cap Increase shall solely apply to damages suffered by Purchaser as a result of a breach by Seller of the Liability Cap Increase Representation.

11.3 Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date, then, as Seller’s sole remedy, Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, along with copies of any and all tests results and studies of the Property performed by or on behalf of Purchaser pursuant to Article 5, excluding any confidential or proprietary information or financial modeling. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement.

ARTICLE 12 BROKERAGE COMMISSION

12.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for CBRE, Inc. (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 13 NOTICES

13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by UPS or a similar nationally recognized overnight courier service, or (iv) by facsimile with both telephonic confirmation and a confirmation copy delivered by another method set forth in this Section. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	Intelsat Global Service LLC 3400 International Drive, NW Washington, DC 20008 Attn: Robert A. Lambert Fax: (202) 944-6899

With copies to:	Intelsat Global Service LLC 3400 International Drive, NW Washington, DC 20008 Attn: General Counsel Fax: (202) 944-7529

- and -

DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004 Attention: Frederick L. Klein Fax: (202) 799-5101

As to Purchaser:	SL 4000 Connecticut LLC 601 W. 26th Street, Suite 1275 New York, NY 10001 Attention: Mark Karasick Fax: (646) 365-0059

With a copy to:	Gerstein Strauss & Rinaldi LLP 57 West 38th Street, Ninth Floor New York, NY 10018 Attention: Victor Gerstein Fax: (212) 575-2387

And to:	Levy Holm Pellegrino & Drath LLP 950 Third Avenue, Suite 3101 New York, NY 10022 Attention: Steven I. Holm Fax: (212) 759-9390

As to Escrow Agent:	First American Title Insurance Company 2750 Chancellorsville Drive Tallahassee, FL 32312 Attn: Jason Jones Fax: 850-668-0312

Either party may from time to time by written notice to the other party designate a different address for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 13.3.

ARTICLE 14 ASSIGNMENT

Purchaser shall not have the right to assign its rights or delegate its duties under this Agreement without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. For purposes hereof, an assignment shall include a transfer, directly or indirectly, of any of the ownership, membership or other legal or beneficial interests in Purchaser, and shall also include any transfer that could affect the Ground Lessor Consent in any manner. Within twenty (20) days following the Effective Date, Purchaser shall provide written notice to Seller specifying the names of each entity and individual owning at least a direct or indirect five percent (5%) equity interests in Purchaser.

ARTICLE 15 MISCELLANEOUS

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the District of Columbia (without reference to conflicts of laws principles).

15.7 Exhibits. All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in the District of Columbia, but shall not include the holidays of Rosh Hashanah (September 17 and 18, 2012), Yom Kippur (September 26, 2012) and Succoth (October 1, 2, 8 and 9, 2012). If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13 Press Releases. Prior to Closing, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.

15.14 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action.

15.15 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.

15.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.17 Confidentiality

15.17.1 Except as provided otherwise in this Section 15.17, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which may be granted or withheld in the sole discretion of the other party. However, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law or which is recommended in good faith by counsel to such other party.

15.17.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, Purchaser shall have the right to deliver such information to Purchaser’s potential investors and potential lenders, in each case on a need-to-know basis after the recipients have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 15.17. The aforementioned shall not preclude the disclosure to potential investors of the proposed purchase price, the net operating income of the Property and the approximate rate of return on the investment.

15.17.3 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 15.17.

15.17.4 Notwithstanding any other provision of this Agreement, the provisions of Section 15.17 shall survive the termination of this Agreement for one (1) year following the Effective Date, but shall not survive Closing.

15.17.5 Nothing contained in this Section 15.17 shall be construed to modify, or terminate, the terms and conditions of the Confidentiality Agreement dated March 26, 2012, executed by Shimshon Klugman, on behalf of Purchaser (the “Confidentiality Agreement”); provided, however, in the event of any express conflict between the terms of this Section 15.17 and the Confidentiality Agreement, the terms of this Section 15.17 shall control.

15.18 Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in the District of Columbia in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the District of Columbia and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates its counsel, Steven I. Holm, as its agent for service of process in connection with any matter relating to this Agreement. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) shall be instituted only in the Superior Court of the District of Columbia, or the United States District Court for the District of Columbia, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 15.18 shall survive the Closing or the termination hereof.

15.19 Seller’s Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individual or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, including, without limitation, any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller’s interest in the Property or the proceeds received by Seller at Closing for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 15.19, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 15.19 shall survive the termination of this Agreement and the Closing.

15.20 Purchaser’s Exculpation. Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or shareholder of Purchaser (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be personally liable for the performance of the obligations of, or in respect of any claims against, Purchaser arising under this Agreement. No personal judgment shall be sought or obtained against any of the foregoing in connection with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

INTELSAT GLOBAL SERVICE LLC, a Delaware limited liability company

By:	/s/ Michelle V. Bryan
Name:	Michelle V. Bryan
Title:	Senior Vice Pres. - Human Resources and Corporate Services

PURCHASER:

SL 4000 CONNECTICUT LLC, a Delaware limited liability company

By:	/s/ Steven I. Holm
Name:	Steven I. Holm
Title:	Authorized Signatory

EXHIBIT J

POST-CLOSING INTELSAT LEASE

LEASE AGREEMENT

BETWEEN

SL 4000 CONNECTICUT LLC

(“LANDLORD”)

AND

INTELSAT GLOBAL SERVICE LLC

(“TENANT”)

* * *

3400 INTERNATIONAL DRIVE, NW

(ALSO KNOWN AS 4000 CONNECTICUT AVENUE, NW)

WASHINGTON, DC 20008

EFFECTIVE DATE:             , 2012

1.	DEMISED PREMISES	1
2.	TERM	1
3.	USE	1
4.	RENT	2
5.	OPTION TO RENEW	2
6.	PARKING	3
7.	CONDITION OF PREMISES	4
8.	MAINTENANCE	4
9.	ALTERATIONS	5
10.	ENVIRONMENTAL	6
11.	TERMINATION RIGHT	7
12.	RESPONSIBILITY FOR DAMAGE TO DEMISED PREMISES	7
13.	LIABILITY OF LANDLORD	8
14.	SIGNS AND FURNISHINGS	8
15.	SERVICES AND UTILITIES	9
16.	ENTRY FOR HOUSEKEEPING, REPAIRS AND INSPECTIONS	10
17.	TENANT’S EQUIPMENT	11
18.	INDEMNITY AND INSURANCE	11
19.	FIRE AND OTHER CASUALTY DAMAGE TO DEMISED PREMISES	12
20.	DEFAULT OF TENANT	13
21.	WAIVER	15
22.	ATTORNMENT	16
23.	CONDEMNATION	17
24.	RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT; LATE PAYMENTS	17
25.	NO PARTNERSHIP	18
26.	NO REPRESENTATIONS BY LANDLORD	18
27.	BROKERS	18
28.	NOTICES	18
29.	ESTOPPEL CERTIFICATES	19
30.	COVENANTS OF LANDLORD	20
31.	SURRENDER OF DEMISED PREMISES	21
32.	HOLDING OVER	21
33.	UNDERLYING LEASE	21
34.	ASSIGNMENT AND SUBLETTING	22
35.	CONSENTS, COMPLIANCE WITH EXECUTIVE ORDER, ETC	23
36.	GENDER/HEADINGS	23
37.	BENEFIT AND BURDEN	23
38.	GOVERNING LAW	23
39.	WAIVER OF TRIAL BY JURY	24
40.	CERTIFICATION OF THE PARTIES	24
41.	ASSIGNMENT	24
42.	ENTIRE AGREEMENT	24
43.	FORCE MAJEURE	24
44.	PROHIBITION AGAINST RECORDING	24

45.	EXCULPATION	25
46.	CONFERENCE CENTER	25
47.	SECURITY DEPOSIT	25

LIST OF EXHIBITS

EXHIBIT A:	Demised Premises

EXHIBIT B:	Additional Landlord Services and Maintenance Obligations

EXHIBIT C:	Non-Renewal Premises

EXHIBIT D:	Parking Rights

EXHIBIT E-1:	Data Room

EXHIBIT E-2:	Control Center

EXHIBIT E-3:	Network Operations Center

EXHIBIT F:	Form of Letter of Credit

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this                     , 2012 [Note: Closing Date to be Inserted] (this “Lease”), by and between SL 4000 Connecticut LLC, a Delaware limited liability company (“Landlord”) and Intelsat Global Service LLC, a Delaware limited liability company (“Tenant”).

In consideration of the agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.	DEMISED PREMISES

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the rentable area of the Building (hereinafter defined) depicted on Exhibit A attached hereto (the “Demised Premises”). Landlord and Tenant acknowledge that the rentable area of the Demised Premises is 350,237 rentable square feet and in no event shall either party have the right to remeasure the rentable area of the Demised Premises. As used herein, the term “Building” shall mean the building located at 4000 Connecticut Avenue, NW (also known as 3400 International Drive, NW), Washington, DC 20008. Landlord grants Tenant the non-exclusive right, together with other occupants of the Building and their agents, employees and invitees, to use the common areas of the Building, and Landlord shall maintain such common areas in accordance with the terms of this Lease, including, without limitation, Exhibit B attached hereto.

2.	TERM

The “Lease Commencement Date” shall be the first date set forth above, which shall be the date Landlord acquires all of Tenant’s right, title and interest in and to the Building. The term of this Lease (the “Term”) shall be for a period beginning on the Lease Commencement Date and shall expire on                     , 2014 (i.e. the last day of the eighteenth (18th) full calendar month following the Lease Commencement Date) (the “Scheduled Lease Expiration Date”), unless such Term is extended or earlier terminated in accordance with the terms hereof. The “Term” shall also include any renewal or extension of the Term, if applicable.

3.	USE

Tenant shall use and occupy the Demised Premises solely for its business purposes as currently conducted (the “Permitted Use”). Tenant will not knowingly use or occupy the Demised Premises for any unlawful, disorderly, or hazardous purpose, or in any manner that constitutes waste, nuisance or unreasonable annoyance to Landlord or any tenant of the Building. Tenant shall comply, at its expense, in all material respects, with all applicable present and future laws, ordinances, regulations and orders of all governmental authorities having jurisdiction over the Demised Premises; provided, however, in no event shall Landlord or Tenant have any obligation to make any changes, upgrades or other improvements to the Demised Premises in order to comply with any present or future laws, ordinances, regulations or orders of any governmental authorities having jurisdiction over the Demised Premises, subject to Section 18 of this Lease. Use of the Demised Premises is subject to all covenants, conditions and restrictions of record, provided that Landlord shall not voluntarily impose any future covenants, conditions or restrictions of record that will prohibit Tenant’s use of the Demised Premises for the Permitted Use. As used herein, “International Center” shall have the same meaning ascribed to it in the Underlying Lease (hereinafter defined).

4.	RENT

A. Beginning on the Lease Commencement Date, Tenant covenants and agrees to pay as “Base Rent” for the Premises the following amounts set forth in this Section 4 and as otherwise provided in this Lease. “Additional Rent” shall mean such costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease) pursuant to the terms of this Lease, whether or not the same be designated as such. “Rent” or “rent” shall mean all Base Rent and Additional Rent due hereunder.

B. Commencing on the Lease Commencement Date and thereafter during the Term Year, Tenant shall pay the annual Base Rent in the amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Annual Base Rent”), subject to the provisions of this Lease. Annual Base Rent shall be payable in equal monthly installments in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Monthly Base Rent”), in advance, without set off, deduction or demand, on the first (1st) day of each calendar month during the Term. The first (1st) monthly installment of Monthly Base Rent shall be due and payable by Tenant upon the Lease Commencement Date (including any Monthly Base Rent due for the partial month in which the Lease Commencement Date occurs, if applicable). If the Lease Commencement Date shall be a day other than the first day of a calendar month, the Monthly Base Rent for such partial month shall be the prorated amount of the Monthly Base Rent, which proration shall be based upon the actual number of days of such partial month. All payments of Monthly Base Rent shall be wired to the Landlord’s account, in accordance with wiring instructions provided by Landlord. Annual Base Rent and Monthly Base Rent for the Renewal Period (hereinafter defined) shall be determined in accordance with Section 5 below.

C. In no event shall Tenant have any obligation to reimburse Landlord for any operating expenses or real estate taxes (including, without limitation, the taxes imposed pursuant to District of Columbia Code § 47-1005.01, which is commonly referred to as the District of Columbia Possessory Interest Tax) that are incurred by Landlord during the Term, except as otherwise expressly set forth in this Lease.

5.	OPTION TO RENEW

A. Provided that there does not then exist an outstanding, uncured monetary or material non-monetary Event of Default (as hereinafter defined), Tenant shall have and is hereby granted one option to renew or extend (the “Renewal Option”) the Term for the Renewal Period (hereinafter defined). Subject to the provisions of this Section 5, the Renewal Option shall be exercisable by Tenant giving irrevocable written notice (the “Renewal Notice”) to Landlord of the exercise of such Renewal Option at least four (4) months prior to the expiration of the Term; provided, however, that the Renewal Notice shall be delivered not less than six (6) months prior to the expiration of the Term if Tenant elects a Renewal Period of seven (7) months or longer, time being of the essence with respect to Tenant’s delivery of the Renewal Notice. The Renewal

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Notice shall specify the length of the Renewal Period (not less than three (3) months and not to exceed twelve (12) months), which notice shall include the date of surrender of the Demised Premises (the “Renewal Period”).

B. Except as otherwise set forth in Section 5.C. below, all terms and conditions of this Lease shall remain in full force and effect during the Renewal Period; provided, however, during the Renewal Period, Tenant shall pay Annual Base Rent in the amount of Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00) (the “Annual Base Rent”). Annual Base Rent shall be payable in equal monthly installments in the amount of Eight Hundred Seventy Five Thousand and 00/100 Dollars ($875,000.00) (the “Monthly Base Rent”), and otherwise in accordance with Section 4 of this Lease.

C. Notwithstanding anything to the contrary contained in this Lease, if Tenant exercises the Renewal Option in accordance with the provisions of this Section 5, Tenant shall surrender to Landlord approximately 40,000 rentable square feet of the Demised Premises, the location of which shall be approximately the area depicted on Exhibit C attached hereto (the “Non-Renewal Premises”), on or before the Scheduled Lease Expiration Date. The Non-Renewal Premises shall be specified in the Renewal Notice and shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. From and after the Scheduled Lease Expiration Date, Landlord and Tenant shall each be released from any obligations or liabilities arising under this Lease with respect to the Non-Renewal Premises, excepting those provisions that would naturally survive the expiration or earlier termination of this Lease. The costs of segregating the Non-Renewal Premises and the remaining Demised Premises shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

6.	PARKING

A. During the Term, Landlord shall provide to Tenant for use by Tenant’s employees and invitees the parking spaces described in Exhibit D attached hereto, at no additional charge to Tenant. Notwithstanding the foregoing, during the Renewal Period, the number of spaces allocated to Tenant shall be proportionately reduced to reflect the return of the Non-Renewal Premises.

B. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the parking garage, and shall at all times abide by all rules and regulations reasonably promulgated by Landlord or the parking operator governing the use of the parking garage. Landlord reserves the right to establish rates and fees for the use of such parking areas for visitors and to establish and modify or amend reasonable rules and regulations governing the use of such parking areas. Landlord shall have the right to revoke a user’s parking privileges in the event such user fails after two or more warnings to abide by the rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using such parking areas for purposes other than for parking registered vehicles. The storage or repair of vehicles in such parking areas shall be prohibited.

C. Landlord reserves the right to institute a valet parking system or a magnetic card access system or any other parking or permit system Landlord deems reasonably appropriate.

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D. Notwithstanding any other provision of this Lease, Landlord shall not be liable for any damage or loss to any automobile (or property therein) parked in, on or about such parking areas, or for any injury sustained by any person in, on or about such areas, except to the extent caused by Landlord’s negligence or intentional misconduct.

7.	CONDITION OF PREMISES

Landlord shall deliver the Demised Premises to Tenant in its “as is” condition. Landlord is under no obligation to make any improvements of any nature to the Demised Premises. Tenant acknowledges that it is completely familiar with the Demised Premises and legally permissible uses thereon. Accordingly, Tenant accepts possession of the Demised Premises in its “as is” condition as of the Lease Commencement Date. Landlord makes no warranty or representation, express or implied, with respect to the Demised Premises, either as to its fitness for use, its design or condition, or any particular use or purpose to which the Demised Premises may be fit, or otherwise, or as to the quality of the material or workmanship therein, or the existence of any defects, latent or patent, it being agreed that all such risks are borne by Tenant.

8.	MAINTENANCE

A. Subject to Section 8.B below, Tenant shall keep the Demised Premises and the fixtures and equipment therein in clean, safe and good operating condition, ordinary wear and tear excepted, and shall at its sole cost and expense, promptly make all repairs and perform all maintenance, in and to the Demised Premises that are necessary to keep the Demised Premises in good order and repair and in a safe and rentable condition, ordinary wear and tear excepted, but Tenant shall not be responsible for maintenance items expressly assumed by Landlord under the terms of this Lease or maintaining the Demised Premises in a manner that is inconsistent with Tenant’s maintenance standards for the Demised Premises prior to the Effective Date. In no event shall Landlord or Tenant have any obligation to make any changes, upgrades or other improvements to the Demised Premises in order to comply with any present or future laws, ordinances, regulations or orders of any governmental authorities having jurisdiction over the Demised Premises, subject to Section 18 of this Lease. In the event Tenant fails to maintain the Demised Premises in good order, condition and repair, ordinary wear and tear excepted, Landlord may (but shall not be obligated to) give Tenant notice to do such acts as are reasonably required to so maintain the Demised Premises. In the event that after such notice Tenant shall fail to promptly commence such work and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so reasonably expended by Landlord shall be paid by Tenant, as Additional Rent, promptly after demand with interest at the Default Interest Rate defined in Section 24 of this Lease. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with respect to Tenant’s use of the Demised Premises as a result of performing any such work, unless caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors. Maintenance and repair of special tenant areas, facilities, kitchen/galley/coffee equipment, air-conditioning equipment servicing the Demised Premises only and all other furniture, finishes and equipment of Tenant and any Alterations (hereinafter defined) made by Tenant shall be the sole responsibility of Tenant. In the event that Tenant requests that Landlord and/or its agents perform such work and Landlord agrees to do so, Tenant shall reimburse Landlord promptly for the actual cost of the same.

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B. Landlord shall repair and maintain (and replace as necessary, subject to the terms of this Lease) the following in good order, condition and repair in a manner that is comparable to the Building’s current condition: (a) the base Building systems serving the Demised Premises; (b) the common areas of the Building (including but not limited to the parking garage); (c) the foundations, and (d) exterior walls and roof of the Building. In addition, Landlord shall comply with the operational and maintenance standards and services set forth on Exhibit B attached hereto.

9.	ALTERATIONS

Tenant will not make or permit anyone to make any alterations, additions or improvements, structural or otherwise (hereinafter referred to as “Alterations”), in or to the Demised Premises or the Building, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, provided that no Event of Default by Tenant exists beyond any applicable notice and cure period, Landlord shall not unreasonably withhold its consent to any non-structural Alteration which Tenant may desire to make to the Demised Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which will, in the reasonable opinion of Landlord, exceed the capacity of, hinder the effectiveness of, interfere with, or be connected to the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Demised Premises or the Building or be visible from the exterior of the Demised Premises, or which would result in a violation of any governmental regulation or the Underlying Lease. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be permitted to conduct any Alterations Tenant reasonably deems necessary in connection with surrendering a portion of the Demised Premises pursuant to Sections 5 and 11 of this Lease, without the prior written consent of Landlord. Any Alteration which Landlord permits Tenant to make shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new (or like-new), building standard materials only; (c) by a contractor and in accordance with plans and specifications reasonably approved in writing by Landlord; (d) in accordance with legal requirements (including, without limitation, the obtaining of all necessary permits and licenses) and requirements of any insurance company insuring the Building; (e) after obtaining a workmen’s compensation insurance policy meeting the requirements of this Lease; (f) promptly after completion of such Alteration, delivering to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Demised Premises, Building and the land on which the Building is situated (the “Land”) from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration; and (g) in compliance with such other reasonable requirements as Landlord might impose. All Alterations made or permitted to be made by Tenant shall be at Tenant’s sole cost and expense. If any mechanic’s lien is filed against the Demised Premises, the Building, and/or the Land, for work or materials done for, or furnished to, Tenant (other than for work or materials supplied by Landlord), such mechanic’s lien shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of any bond required by law. If Tenant shall fail to discharge any such mechanic’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent hereunder, payable with the installment of Monthly Base Rent next becoming due. Landlord’s consent to the making of an Alteration shall not be deemed to constitute Landlord’s consent to subject its interest in the Demised Premises, Building or the

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Land to liens which may be filed in connection therewith. Tenant will indemnify and hold Landlord harmless from and against any and all actual expenses, liens, claims, or damages to person or property which may or might arise by reason of the making of any Alterations. If any Alteration is made without the prior written consent of Landlord, Landlord may correct or remove same, and Tenant shall be liable for all actual costs and expenses so incurred by Landlord.

10.	ENVIRONMENTAL

Neither Tenant nor any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively “Invitee”) shall (either with or without negligence) generate, use, store, or cause or permit the escape, disposal or release of any Hazardous Materials (hereinafter defined) in or about the Building or the Land or the International Center. Notwithstanding the foregoing, Tenant may bring such materials or substances into the Demised Premises that Tenant customarily uses in connection with the Permitted Use, provided that such materials do not violate any governmental laws, rules or regulations. “Hazardous Materials” shall mean (a) those substances included within the definitions of “hazardous substance,” “hazardous material,” “toxic substance,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act of 1986 (“SARA”), (b) the Resource Conservation and Recovery Act of 1976 (“RCRA”), (c) the Solid Waste Disposal Act and the Hazardous Materials Transportation Act, (d) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (e) the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (f) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., (g) the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., (h) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and in the regulations promulgated pursuant to said laws, all as amended; (i) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (j) any material, waste or substance which is (A) petroleum; (B) asbestos; (C) polychlorinated biphenyl; (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317); (E) flammables or explosives; or (F) radioactive materials, and (K) any substance whose presence in Landlord’s reasonable judgment could be detrimental to the Building or the Land or the International Center or hazardous to health or the environment. If any lender or governmental agency requires testing of the Demised Premises during the Term to ascertain whether or not there has been any release of Hazardous Materials, and it is determined that Tenant is in violation of this Section 10, then the actual costs thereof shall be reimbursed by Tenant to Landlord within thirty (30) days of demand therefor as Additional Rent. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s reasonable request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in the Demised Premises. In all events, Tenant shall indemnify Landlord and its lenders in the manner elsewhere provided in this Lease from any release of Hazardous Materials in the Demised Premises occurring while Tenant is in possession of the Demised Premises, or elsewhere if caused by Tenant or persons acting under Tenant. These covenants shall survive the expiration or earlier termination of the Term.

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11.	TERMINATION RIGHT

A. Provided that there does not then exist an outstanding, uncured monetary or material non-monetary Event of Default, at any time after the earlier to occur of (a) the date which is five hundred forty (540) days following the Lease Commencement Date, or (b) April 30, 2014, Tenant shall have the right to terminate this Lease upon sixty (60) days prior written notice to Landlord. In addition, at any time and from time to time during the Term, Tenant shall have the right to terminate this Lease with respect to any Demised Premises Component (hereinafter defined) upon thirty (30) days prior written notice to Landlord with respect to such Demised Premises Component. As used herein, the term “Demised Premises Component” shall mean any of the following portions of the Demised Premises: (i) the data room, containing approximately 7,895 rentable square feet depicted on Exhibit E-1 attached hereto (the “Data Room”); (ii) the control center facility and support space, containing approximately 46,493 rentable square feet depicted on Exhibit E-2 attached hereto (the “Control Center”), (iii) the network operations center, containing approximately 10,994 rentable square feet depicted on Exhibit E-3 attached hereto (the “Network Operations Center”), and (iv) up to 20,000 contiguous rentable square feet of the office portion of the Demised Premises (i.e. the remaining area of the Demised Premises, other than the Data Room, the Control Center and the Network Operations Center). In the event Tenant terminates this Lease with respect to a Demised Premises Component, Tenant shall be entitled to a pro rata reduction of the Monthly Base Rent (based on the rentable area of the Demised Premises Component). In the event of a termination of this Lease with respect to a Demised Premises Component, the costs of segregating the Demised Premises Component and the remaining Demised Premises shall be the sole responsibility of Tenant.

B. Upon any termination of this Lease pursuant to this Section 11, neither party shall have any further obligations under the Lease with respect to the portion of the Demised Premises that has been terminated, excepting those provisions which would naturally survive the expiration or earlier termination of this Lease, from and after the effective date of such termination. Nothing contained in this Section 11 shall be deemed to waive any claims that Landlord may have against Tenant for obligations accruing under the Lease prior to the effective date of any such termination.

12.	RESPONSIBILITY FOR DAMAGE TO DEMISED PREMISES

All injury or damage to the Demised Premises or the Building caused by the act or omission of Tenant or any Invitee, shall be repaired promptly by Tenant at Tenant’s sole cost and expense, and in no event shall Landlord be liable for any such injury or damage caused by the act or omission of Tenant or any Invitee, except as otherwise set forth in Sections 18.C and 20 of this Lease. If Tenant shall fail to so repair, Landlord shall have the right to make such repairs or replacements and any reasonable cost or expense so incurred by Landlord shall be paid by Tenant, in which event such reasonable cost and expense shall become Additional Rent due and payable with the installment of Monthly Base Rent next becoming due under the terms of this Lease. All injury or damage to the Demised Premises or the Building caused by the act or omission of Landlord, or any of its agents, employees, contractors or invitees, shall be the responsibility of Landlord and shall be repaired with due diligence and as soon as practicable, at Landlord’s sole cost and expense, and in no event shall Tenant be liable for any such injury or

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damage caused by the act or omission of Landlord or any of its agents, employees, contractors or invitees, except as otherwise set forth in Section 18.C. In no event shall Landlord be required to repair or restore any Alteration made by Tenant.

13.	LIABILITY OF LANDLORD

A. All personal property of Tenant and its Invitees in or about the Demised Premises shall be and remain at their sole risk. Landlord shall not be liable for any damage to or loss of such personal property arising from any act or omission of any person, or from any cause other than any damage or loss resulting directly and solely from the negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees. Landlord shall not be liable for any personal injury, including death, to Tenant or any of its Invitees, arising from the use, occupancy or condition of the Demised Premises other than that arising directly and solely from the gross negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees. Landlord shall indemnify and hold harmless Tenant from and against any actual loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Tenant solely to the extent caused directly by the negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees.

B. Landlord, its employees and agents shall not be liable to Tenant, any invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section 13), including without limitation the following: repair to any portion of the Demised Premises or the Building; interruption in the use of the Demised Premises or any equipment therein (except as otherwise provided in this Lease); any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage, or plumbing or mechanical equipment or apparatus; termination of this Lease by reason of damage to the Demised Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease (except as otherwise provided in this Lease); and leakage in any part of the Demised Premises or the Building from water, rain, ice, snow or other cause that may leak into, or flow from, any part of the Demised Premises or the Building or the Land, or from drains, pipes or plumbing fixtures in the Demised Premises or the Building or the Land.

14.	SIGNS AND FURNISHINGS

A. No sign, advertisement or notice shall be inscribed, painted, affixed or displayed by Tenant on any part of the outside or the inside of the Building except as approved in advance by Landlord in writing, and if any such sign, advertisement or notice is exhibited, without Landlord’s approval, Landlord shall have the right to remove the same and Tenant shall be liable for any and all costs and expenses incurred by Landlord by said removal. Except by United States mail, Tenant shall not distribute any advertisement or notices within the Building. Tenant shall not place a load upon any floor exceeding the floor load per square foot area which such floor was designed to carry, as set forth in the Building operational documents in Landlord’s possession. Any and all damage or injury to the Demised Premises or the Building caused by

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moving the property of Tenant into or out of the Demised Premises, or due to the same being on the Demised Premises, shall be repaired by and at the sole cost and expense of Tenant. Tenant agrees to remove promptly from the sidewalks adjacent to the Building any of Tenant’s furniture, machinery, equipment or other property.

B. The parties agree that the existing signs, which are located on or about the Building on July 18, 2012, comply with the terms of this Lease, and Tenant shall be permitted to retain such signs in their existing location throughout the Term. All of Tenant’s exterior Building signage shall be removed by Tenant, at Tenant’s sole cost and expense, upon expiration of the Term, and Tenant, at Tenant’s sole cost and expense, shall repair any damage caused by such removal, ordinary wear and tear excepted.

15.	SERVICES AND UTILITIES

A. Landlord shall provide the following facilities and services to Tenant without additional charge to Tenant (except as otherwise provided herein), in accordance with the standards maintained by Tenant at the Building prior to the Effective Date:

(1) Landlord will provide restroom facilities and necessary lavatory supplies, including hot and cold running water, at those points of supply provided for general use of other tenants in the Building.

(2) Landlord will provide heating, ventilation and air conditioning (HVAC) services Monday through Friday from 8:00 A.M. to 7:00 P.M., and Saturday from 9:00 A.M. to 1:00 P.M. (excepting federal holidays in which federal office buildings in Washington, D.C. are closed) on an all year round basis.

(3) Landlord will provide hot and cold running water on a full-time twenty-four hour a day basis, subject to such reasonable regulations as Landlord may impose. Landlord will maintain the building plumbing system, as well as the interior plumbing within the Demised Premises, in proper and efficient operating condition. In the event that a problem with the building plumbing system or the interior plumbing within the Demised Premises is caused by an act or omission of Tenant, Landlord will correct such problem at Tenant’s sole cost and expense.

(4) Landlord will provide electrical energy which Tenant requires in the Demised Premises for lighting purposes and for operation of electrical, machinery and other property used in connection with the Permitted Use.

(5) Landlord will provide after-hours HVAC services upon payment by Tenant of Landlord’s actual cost of providing such HVAC services for each hour (or a portion thereof) of after-hours usage (but in no event shall the hourly charge per pod exceed $50.00); provided, that Tenant shall give notice to Landlord prior to 1:00 P.M. on the day such service is required in the case of after-hours service on weekdays, prior to 2:00 P.M. on the Friday preceding the day such service is required in the case of after hours service on weekends, and prior to 1:00 P.M. on the last business day preceding the holiday on which such service is required in the case of after-hours service on a federal holiday.

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(6) Landlord will provide after hours Monday through Friday (excepting federal holidays in which federal office buildings in Washington, D.C. are closed) maintenance and housekeeping services, including replacement of fluorescent bulbs, glass cleaning, dusting, sweeping, vacuuming, and removal of trash.

(7) In addition, Landlord will provide the services set forth in Exhibit B attached hereto. In the event of any inconsistency between the services to be provided by Landlord pursuant to Sections 15.A.(1)-(5) and the services to be provided pursuant to Exhibit B attached hereto, Exhibit B shall prevail.

B. Except as otherwise set forth in this Section 15.B, any failure by Landlord to furnish the foregoing services as a result of governmental restrictions, energy shortages or from any cause beyond the control of Landlord shall not render Landlord liable in any respect for damages to either person or property, or loss of Tenant’s business, nor be construed as an eviction of Tenant, nor work as an abatement of rental, nor relieve Tenant from Tenant’s obligations hereunder. If the Building equipment should cease to function properly, Landlord shall use reasonable diligence to repair the same to the extent Landlord is required to repair same pursuant to this Lease. If the services to be provided by Landlord described in this Section 15 are interrupted for a period of more than five (5) consecutive business days, and such interruption renders more than twenty percent (20%) of the rentable area of the Demised Premises untenantable and Tenant actually ceases the use of such rentable area, then Tenant shall be entitled to a pro rata abatement of the Monthly Base Rent (based on the portion of the Demised Premises rendered untenantable) for the period beginning on the sixth (6th) consecutive business day that the foregoing conditions exist and continuing until the restoration of such services to such portion of the Demised Premises. If the services to be provided by Landlord described in this Section 15 are interrupted for a period of more than thirty (30) days, and such interruption renders more than twenty percent (20%) of the rentable area of the Demised Premises untenantable and Tenant actually ceases the use of such rentable area, then Tenant shall have the right to terminate this Lease effective immediately upon written notice to Landlord, as Tenant’s sole remedy.

16.	ENTRY FOR HOUSEKEEPING, REPAIRS AND INSPECTIONS

Tenant will permit Landlord, or its representatives, to enter the Demised Premises, at all reasonable times and upon reasonable prior notice, without diminution of the rental payable by Tenant, to examine, inspect, protect and maintain the same, to make such alterations and/or repairs as in the judgment of Landlord may be deemed reasonably necessary, to perform housekeeping chores, and, during the last three hundred sixty-five (365) days of the Term, to exhibit the Demised Premises to prospective tenants, lenders and purchasers; provided however, it is understood and agreed that certain areas of the Demised Premises, as determined by Tenant in its sole and absolute discretion, may not be shown to prospective tenants, lenders and purchasers. Landlord shall use commercially reasonable efforts to exercise its rights under this Section 16 in such manner as is required to minimize the disturbance or interruption of the business of Tenant or of Tenant’s use, enjoyment and occupancy of the Demised Premises. Landlord shall coordinate any entry into the Demised Premises with a representative of Tenant designated in writing from time to time by Tenant (a “Tenant Supervisor”) by giving oral notice to such Tenant Supervisor at least twenty-four (24) hours prior to any entry into the Demised

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Premises by Landlord and Tenant shall be afforded the right to accompany Landlord when entering the Demised Premises; provided, however, Landlord shall not be required to coordinate entry into the Demised Premises in the following circumstances: (i) for providing regularly scheduled cleaning services in accordance with this Lease, or (ii) in the event of an emergency within the Demised Premises or casualty to the Building.

17.	TENANT’S EQUIPMENT

Tenant will not install or operate in the Demised Premises any electrically operated equipment, except for equipment customarily used in connection with the Permitted Use and other standard office equipment, and any special equipment approved in writing by Landlord, without first obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not install any other property of any kind or nature whatsoever which may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, air conditioning, or electrical systems of the Building without first obtaining the prior written consent of Landlord.

18.	INDEMNITY AND INSURANCE

A. Tenant will indemnify and hold harmless Landlord from and against any actual loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by or claimed against Landlord occasioned by or resulting from any default of Tenant hereunder or the negligence or intentional misconduct of Tenant or any Invitee or arising from or in connection with Tenant’s use or occupancy of the Demised Premises or which relates to the business of Tenant. Tenant shall obtain and maintain in effect at all times during the Term a policy or policies of commercial general liability insurance, naming Landlord and any property management company and/or mortgagee of the Building as additional insureds, protecting Landlord, Tenant and any such mortgagee against any liability for bodily injury, death or property damage occurring upon, in or about any part of the Building, the grounds, or the Demised Premises arising from any of the items set forth in this Section 18 against which Tenant is required to indemnify Landlord, with such policy or policies to include Premises/Operations and Products and Completed Operations to the limit of not less than $2,000,000 each occurrence, $2,000,000 general aggregate, $2,000,000 products/completed operations aggregate and Comprehensive Automobile Liability Insurance with $1,000,000 each occurrence for bodily injury liability/property damage. Auto insurance shall apply to all owned, non-owned, and hired automobiles. Tenant shall obtain and maintain property insurance coverage upon all tenant improvements and personal property owned or leased by Tenant in an amount equal to full replacement cost and Business Income Insurance that will cover Tenant’s rent under this Lease for a period of six (6) months. Tenant shall also obtain and maintain in effect at all times during the Term a policy or policies for Worker’s Compensation Insurance as required under applicable law and Employer’s Liability in the amount of $1,000,000. All insurance policies shall be issued by a carrier authorized to do business in the District of Columbia and having an “A.M. Best” rating of A- VII or better. A certificate of insurance evidencing the issuance of such insurance policies shall be delivered to Landlord prior to the Lease Commencement Date. Each insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each insurance policy shall certify) that such insurance policy shall not be canceled unless Landlord shall have received twenty (20) days’ prior written

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notice. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

B. Landlord shall procure and maintain in full force and effect at all times during the Term hereof the following minimum insurance coverages: (1) all risk property insurance on the Building in amounts sufficient to prevent Landlord from becoming a co-insurer within the terms of the applicable policies, and in any event in an amount equal to the full replacement cost of the Building (exclusive tenant improvements and alterations); and (2) commercial general liability insurance (with limits of not less than $2,000,000 each occurrence and $2,000,000 general aggregate), which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant.

C. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each hereby waives any and all right to recover against the other (or against their respective officers, directors, trustees, partners, joint venturers, employees or agents) for any loss or damage to such waiving party arising from any cause covered by any insurance required to be carried by such party pursuant to this Lease. Landlord and Tenant shall secure appropriate waivers of subrogation from their respective insurance carriers; and each party will, upon request, deliver to the other a certificate evidencing such waiver of subrogation by the insurer.

19.	FIRE AND OTHER CASUALTY DAMAGE TO DEMISED PREMISES

A. If the Demised Premises shall be damaged by fire or other cause, Landlord shall as soon as reasonably practicable after such damage occurs (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company, removal of debris, preparation of plans and issuance of all required governmental permits) repair the Demised Premises to substantially the condition originally furnished by Landlord on the Lease Commencement Date, at the sole cost and expense of Landlord, and the rental shall be reduced in proportion to the extent the Demised Premises are rendered untenantable until such repairs are completed. Landlord shall not be obligated to restore any alterations, additions or improvements to the Demised Premises, it being expressly agreed and understood that Tenant shall carry insurance to cover such alterations, additions and improvements and Landlord shall not be required to insure such alterations, additions and improvements under such insurance as Landlord may carry upon the Demised Premises. No compensation will be paid by Landlord by reason of inconvenience, annoyance, or injury to business arising from the necessity of repairing the Demised Premises or any portion of the Building or the grounds.

B. If the Demised Premises shall be damaged by fire or other casualty and, in the reasonable judgment of Landlord’s architect, restoration is not feasible within ninety (90) days following such casualty, Landlord and Tenant shall each have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after the date of such casualty, in which event this Lease and the tenancy hereunder shall terminate as of the date of such notice.

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20.	DEFAULT OF TENANT

A. If (a) Tenant shall fail to pay any installment of Monthly Base Rent or fail to timely make any other payment required by the terms and provisions hereof and such failure to pay shall continue for more than seven (7) business days after written notice thereof to Tenant by Landlord; or (b) Tenant shall violate or fail to perform any of the other terms, conditions, provisions, covenants or agreements herein made by Tenant, and if such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Tenant by Landlord, provided, however, that if the nature of such violation or failure is not reasonably capable of being cured within such thirty (30) day period, then the period in which Tenant may cure such failure shall be extended to a total of up to one hundred twenty (120) days, provided Tenant promptly commences the cure of such violation or failure within the initial thirty (30) day period and thereafter continually and diligently pursues the cure of such violation or failure; or (c) an Event of Bankruptcy (as specified in Section 20.D below) shall occur; or (d) Tenant’s dissolution or liquidation shall occur; or (e) any subletting, assignment, transfer, mortgage or other encumbrance of the Demised Premises or this Lease not permitted by Section 34, then and in any of said events (each such event, following expiration of the applicable notice and cure period is referred to as an “Event of Default”), Landlord shall have the right, at its election, then or at any time thereafter while such Event of Default shall continue, either:

(1) To give Tenant written notice of its intent to terminate this Lease on the date of such notice or on any later date specified therein, and on the date specified in such notice Tenant’s right to possession of the Demised Premises shall cease and this Lease shall thereupon be terminated; or

(2) Subject to all applicable laws, with or without terminating this Lease, to reenter and take possession of the Demised Premises, or any part thereof, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, by summary proceedings, or by action at law or in equity or by force (if necessary) or otherwise, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rental or breach of covenant.

If this Lease is terminated or Landlord recovers possession of the Premises before the expiration of the Term by reason of Event of Default by Tenant in accordance with this Section 20, Landlord shall take all reasonable steps to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances.

B. If Landlord terminates this Lease pursuant to this Section 20, Tenant shall remain liable (in addition to accrued liabilities) for (i) the rental and all other sums provided for in this Lease which would have been due and payable to Landlord had such termination not occurred, or any and all reasonable costs and expenses incurred by Landlord in reentering the Demised Premises, repossessing the same, making good any Event of Default of Tenant, reletting the same (including any and all reasonable attorney’s fees and disbursements and brokerage fees incurred in so doing), and any and all reasonable costs and expenses which Landlord may incur during the occupancy of any new tenant or subtenant; less (ii) the net proceeds of any reletting prior to the date when this Lease would have expired if it had not been terminated. Tenant

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agrees to pay to Landlord the difference between items (i) and (ii) to the foregoing sentence with respect to each month during the Term, at the end of such month. Any suit, action or proceeding brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. Landlord shall use commercially reasonable efforts to relet the whole or any part of the Demised Premises for the whole of the unexpired Term, or longer, or from time to time for shorter periods, on commercially reasonable terms, giving such concessions of rental and making such special repairs, alterations, improvements, additions, decorations and paintings for any new tenant as Landlord, in its sole and absolute discretion, may deem advisable. If Landlord terminates this Lease pursuant to this Section 20, Landlord shall have the right, at any time, at its option, to require Tenant to pay to Landlord, on demand, as liquidated and agreed final damages in lieu of Tenant’s liability for damages hereunder, the rental and all other charges which would have been payable from the date of such demand to the date when this Lease would have expired if it had not been terminated, minus the fair rental value of the Demised Premises for the same Upon payment of such liquidated and agreed final damages, Tenant shall be released from all further liability under this Lease with respect to the period after the date of such demand. For purposes of this Section 20, the term rental shall include fixed monthly rental, additional rental and all other charges to be paid by Tenant under this Lease. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law. Landlord’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord’s delay or failure to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall not constitute a waiver of any such rights, remedies or obligations. In no event shall Tenant have any liability under this Lease for any other indirect losses or consequential damages.

C. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys’ fees.

D. An Event of Bankruptcy is: (a) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of Tenant, or the institution of a foreclosure or attachment action upon any property of Tenant; (c) filing of a voluntary petition by Tenant under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within ninety (90) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) Tenant’s making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) a material and adverse change in the financial condition or status of Tenant; or (g) an admission by Tenant of its inability to pay debts as they become due.

E. Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to this Section 20; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord’s right to

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terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (a) cures all Event of Defaults under this Lease, (b) compensates Landlord for all damages incurred as a result of such Event of Defaults, (c) provides adequate assurance of future performance on the part of Tenant as debtor in possession or Tenant’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. Adequate assurance of future performance shall require that, at a minimum, all of the following minimum criteria be met: (1) Tenant’s gross income (as defined by generally accepted accounting principles) during the thirty (30) days preceding the filing of the Case must be greater than ten (10) times the next installment of Monthly Base Rent; (2) Both the average and median of Tenant’s monthly gross income (as defined by generally accepted accounting principles) during the seven (7) months preceding the filing of the Case must be greater than ten (10) times the next installment of the Monthly Base Rent; (3) Trustee must pay its estimated pro rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Demised Premises; (5) Trustee must agree that the use of the Demised Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building and the International Center; (7) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the installments of Monthly Base Rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; and (9) All assurances of future performance specified in the Bankruptcy Code must be provided.

21.	WAIVER

If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any covenant herein contained nor of any Landlord’s rights hereunder. Landlord shall not be deemed to have waived any Event of Default unless such waiver expressly is set forth in an instrument signed by Landlord. No waiver by Landlord of any breach of any term, covenant, provision, condition or agreement herein contained shall operate as a waiver of such term, covenant, provision, condition, or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the stipulated installments of Base Rent or Additional Rent shall be deemed to be other than on account of the earliest stipulated Base Rent or Additional Rent, respectively, nor shall any endorsement or statement on any check or letter accompanying a check for payment of rental or any other amounts owed to Landlord be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or other amount owed or to pursue any other remedy provided in this Lease. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

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22.	ATTORNMENT

A. This Lease is subject and subordinate to the lien, provisions, operation and effect of the ground lease, the first mortgage, deed of trust, or other security instrument which may now or hereafter encumber the Building or the Land, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The ground lessor and the holder of any deed of trust to which this Lease is subordinate shall have the right at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such ground lease or deed of trust and Tenant shall execute, acknowledge and deliver all confirming documents required by such holder. In the event of (a) a transfer of Landlord’s interest in the land or Building, (b) the termination of any ground or underlying lease of the land or Building, or (c) the purchase of the Building or Landlord’s interest therein at a foreclosure sale or by deed in lieu of foreclosure under any first mortgage or pursuant to a power of sale contained in any first mortgage, then in any of such events Tenant, at the request of the Transferee, shall attorn to and recognize the transferee or purchaser of Landlord’s interest or the lessor under the terminated ground or underlying lease, as the case may be, as Landlord under this Lease for the balance of the then remainder of the term, and thereafter this Lease shall continue as a direct lease between such person, as Landlord, and Tenant, and such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord prior to such person’s succession to title, nor be subject to any offset, defense or counterclaim, accruing prior to such lease termination or prior to such person’s succession to title, nor be bound by any amendment of this Lease made without the consent of the ground lessor or the holder of any deed of trust existing as of the date of such amendment, nor be bound by any payment of fixed monthly rental or additional rental prior to such lease termination or prior to such person’s succession to title for more than one (1) month in advance. Tenant agrees that, within five (5) days after written request therefor, it will, from time to time, execute and deliver any instrument or other document required by any mortgagee, transferee, purchaser or other interested person to confirm such attornment and/or such obligation to attorn. If Tenant fails to execute same within ten (10) days after request therefor, and such failure continues for a period of five (5) days following a second notice thereof from Landlord, Tenant appoints Landlord as Tenant’s attorney-in-fact to execute any such document for Tenant if Tenant fails to execute same within ten (10) days after request therefor. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant’s obligations in the event any such foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord’s interest therein is sold at a foreclosure sale or by deed in lieu of foreclosure.

B. Notwithstanding the provisions of Section 22.A above, it shall be a condition to the subordination of this Lease to any deed of trust that encumbers the Demised Premises that Landlord shall have delivered to Tenant a subordination, non-disturbance and attornment agreement, executed and acknowledged by the holder of such deed of trust, as lender, in favor of Tenant, in a commercially reasonable form approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

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23.	CONDEMNATION

If the whole or a substantial part of the Demised Premises shall be taken or condemned by any governmental authority for any public or quasi-public use or purpose, then the Term shall cease and terminate as of the date when title vests in such governmental authority, and the rental shall be abated on such date. If less than a substantial part of the Demised Premises is taken or condemned by any governmental authority for any public or quasi-public use or purpose, the rental shall be equitably adjusted on the date when title vests in such governmental authority and this Lease shall otherwise continue in full force and effect. For purposes hereof, a substantial part of the Demised Premises shall be considered to have been taken if fifteen percent (15%) or more of the Demised Premises are unusable by Tenant. In the case of any such taking or condemnation, whether or not involving the whole or a substantial part of the Demised Premises, Tenant shall have no claim against Landlord or the condemning authority for any portion of the amount that may be awarded as damages as a result of such taking or condemnation or for the value of any unexpired Term, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award; provided, however, that Tenant may assert any claim that it may have against the condemning authority for compensation for any trade fixtures, equipment and machinery owned by Tenant and for any relocation expenses compensable by statute, and receive such award therefor as may be allowed in the condemnation proceeding if such award shall be made in addition to and stated separately from the award made for the land and the Building or the part thereof so taken, and will in no way reduce the potential award to Landlord. Notwithstanding anything herein to the contrary, if any portion of the Land or the Building is condemned, and the nature, location or extent of such condemnation is such that Landlord elects, in its sole and absolute discretion, to demolish the Building, then, so long as Landlord terminates all other leases in the Building for tenants similarly situated to Tenant, Landlord may terminate this Lease by giving sixty (60) days prior written notice of such termination to Tenant so long as Landlord delivers such notice within sixty (60) days after such condemnation in which event this Lease shall terminate on the date specified in such notice and rent shall be adjusted to such date.

24.	RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT; LATE PAYMENTS

If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then after ten (10) business days’ notice from Landlord, Landlord may, but shall not be required to, make such payment or do such act, and the actual amount of the cost and expense thereof, if made or done by Landlord, with interest thereon at the Default Interest Rate (hereafter defined) from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute Additional Rent hereunder due and payable with the next installment of Monthly Base Rent; but the making of such payment or the doing of such act by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. If Tenant fails to pay any installment of rental on or within five (5) business days after the day when such installment is due and payable, such unpaid installment shall bear interest at the rate of the Default Interest Rate from the date which is five (5) days after the date when such installment became due and payable to the date of payment thereof by Tenant. In addition, Tenant shall pay to Landlord, as a “late charge,” four percent (4%) of any payment herein required to be made by Tenant which is more than ten (10) days late to cover the costs of collecting amounts past due. Such interest and late charge shall constitute Additional Rent hereunder due and payable with the next installment of Monthly Base

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Rent. Notwithstanding the foregoing, Landlord agrees to waive such late charge and interest on one (1) occasion in any calendar year so long as Tenant remits payment of such past due Rent in full to Landlord within five (5) business days after written notice from Landlord that such Rent is past due. For purposes hereof, the Default Interest Rate shall refer to the prime rate on corporate loans quoted in the Wall Street Journal (the “Prime Rate”) plus two percent (2%).

25.	NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant or to create any other relationship between the parties hereto other than that of Landlord and Tenant and in no event shall Tenant be deemed to be an agent of Landlord in connection with this Lease.

26.	NO REPRESENTATIONS BY LANDLORD

Neither Landlord nor any agent, employee or representative of Landlord has made any representations or promises with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein set forth.

27.	BROKERS

Landlord and Tenant each represent and warrant to the other that no broker or agent has been employed or engaged by either Landlord or Tenant in carrying on any negotiations relating to this Lease, other than CBRE, Inc., on behalf of Tenant (“Tenant’s Broker”). Landlord shall have no liability for the payment of any commission to Tenant’s Broker.

28.	NOTICES

All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person or sent by recognized overnight mail, certified or registered mail, return receipt requested, first class, postage prepaid,

(i)	if to Landlord, at:

c/o 601 W Companies

601 W. 26th Street, Suite 1275

New York, NY 10001

Attention: Mark Karasick

with a copy to:

Gerstein Strauss & Rinaldi LLP

57 West 38th Street, Ninth Floor

New York, NY 10018

Attention: Victor Gerstein

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and to:

Levy Holm Pellegrino & Drath LLP

950 Third Avenue, Suite 3101

New York, NY 10022

Attention: Steven I. Holm

(ii)	if to Tenant, at:

Intelsat Global Service LLC

3400 International Drive, NW

Washington, DC 20008

Attn: Director Corporate Services

with a copy to:

Intelsat Global Service LLC

3400 International Drive, NW

Washington, DC 20008

Attn: General Counsel

and to:

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004

Attn: Frederick L. Klein

Either party may change its address for the giving of notices by notice given in accordance with this Section 28.

29.	ESTOPPEL CERTIFICATES

A. Tenant agrees, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease has been unmodified since its execution and is in full force and effect (or if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (ii) stating the dates, if any, to which the Base Rent and Additional Rent hereunder have been paid by Tenant, (iii) stating whether or not to the knowledge of Tenant, there are then existing any Events of Default under this Lease (and, if so, specifying the same), (iv) stating the address to which notices to Tenant should be sent, (v) that Tenant has accepted the Demised Premises and all work, if any, has been completed (or specifying the incomplete work), and (vi) such other matters as Landlord may reasonably request. Any such statement delivered pursuant hereto may be relied upon by Landlord or any prospective purchaser, mortgagee of the land and/or Building or any part thereof or estate therein, or any mezzanine lender.

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B. Landlord agrees, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, to execute, acknowledge and deliver to Tenant a statement in writing (i) certifying that this Lease has been unmodified since its execution and is in full force and effect (or if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (ii) stating the dates, if any, to which the Base Rent and Additional Rent hereunder have been paid by Tenant, (iii) stating whether or not to the knowledge of Landlord, there are then existing any Events of Default under this Lease (and, if so, specifying the same), (iv) stating the address to which notices to Landlord should be sent, and (v) such other matters as Tenant may reasonably request. Any such statement delivered pursuant hereto may be relied upon by Tenant or any prospective purchaser or lender of Tenant.

30.	COVENANTS OF LANDLORD

A. Landlord covenants that it has the right to make this Lease, and that so long as no Event of Default by Tenant exists beyond any applicable notice and cure period, Tenant shall, during the Term, freely, peaceably and quietly occupy and enjoy possession of the Demised Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord. In the event of any sale or transfer of Landlord’s interest in the Demised Premises, Landlord shall be freed and relieved of all covenants and obligations of Landlord hereunder accruing after the date of such sale or transfer.

B. Landlord reserves the right to: (a) grant to anyone the exclusive right to conduct any particular business in the Building or the International Center not inconsistent with the Permitted Use; (b) install and display signs, advertisements and notices on any part of the exterior or interior of the Building, provided, however, that Landlord may not install signage on the exterior of the Building identifying any other tenant prior to the expiration or earlier termination of the Lease, except that Landlord shall be permitted to provide one tenant of the Building signage at the Tilden Street entrance to the Building; (c) install such access control systems and devices as Landlord deems appropriate so long as the Demised Premises remain accessible; (d) create easements over the Land and in the entrances, aisles and stairways of any parking areas for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles, and ingress and egress for the use and benefit of others, without Tenant joining in the execution thereof and the Lease shall automatically be subject and subordinate thereto so long as Tenant’s use and occupancy of the Demised Premises is not adversely affected and so long as the Demised Premises remains accessible; and (e) alter the site plan, landscaping, walkways and common areas outside the Building within the context of general site improvements, repairs and maintenance. In exercising any rights pursuant to this Section 30, (1) Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations, (2) Tenant shall have access to the Demised Premises and the parking areas, without material diminution of Tenant’s parking allocation, (3) the common areas shall remain in keeping with the Building’s current standards, and (4) any installations within the Demised Premises shall be above ceilings or behind walls, and upon completion Landlord shall repair any damage to the Demised Premises with the same finishes.

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31.	SURRENDER OF DEMISED PREMISES

Upon the expiration or termination of the Term, including pursuant to Section 5 and 11 of this Lease, Tenant shall quit and surrender to Landlord the Demised Premises (or applicable portion thereof), in the condition existing as of the Lease Commencement Date, ordinary wear and tear and acts of God excepted, and Landlord shall have the right to reenter and resume possession of the Demised Premises (or applicable portion thereof); provided, however, nothing in this Section 31 shall be construed to impair Tenant’s rights in its personal property, and its trade fixtures, machinery and equipment. Tenant shall have the right, but not the obligation, to remove any and of its personal property, trade fixtures, machinery and equipment at any time during, or upon the expiration of, the Term. Landlord hereby waives any statutory or other lien rights Landlord may have with respect to Tenant’s personal property. The Demised Premises shall be returned in broom clean condition with all Alterations undertaken after the Lease Commencement Date removed; provided, however, upon Tenant’s written request made at the time Tenant requests Landlord’s approval of any Alterations, Landlord agrees to notify Tenant in writing which Alterations, if any, Tenant shall not be required to remove at the end of the Term and Tenant shall not be required to remove those Alterations which Landlord has so stated will not need to be removed at the end of the Term.

32.	HOLDING OVER

If Tenant (or anyone claiming through Tenant) does not immediately surrender the Demised Premises or any portion thereof upon the expiration or earlier termination of the Term in the condition required by Section 31 of this Lease, then the rent shall be increased to one hundred fifty percent (150%) of the Monthly Base Rent payable during the last month of the Term for the first ninety (90) days of such holdover, and thereafter two hundred percent (200%) of the Monthly Base Rent payable during the last month of the Term. Such rent shall be computed by Landlord on a per diem basis. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages; provided, however, that Tenant shall not be liable for consequential damages. Any holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

33.	UNDERLYING LEASE

Tenant acknowledges that it has been advised of that certain Amended and Restated Lease Agreement between the Government of the United States, as Lessor and Landlord, as Lessee, dated June 18, 2010, as the same may be further amended, modified or supplemented from time to time, the “Underlying Lease.” Notwithstanding anything to the contrary set forth in this Lease, Tenant agrees that it will not intentionally do or cause to be done anything which would constitute a breach of obligations of Landlord as Lessee under said Underlying Lease. Landlord shall notify Tenant in writing of any future amendments thereto, which would reasonably be considered to affect Tenant’s obligations under this Section 33.

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34.	ASSIGNMENT AND SUBLETTING

A. Tenant may not assign, transfer, mortgage or encumber this Lease, nor sublet the Demised Premises, or any part thereof, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise, without first obtaining any required jurisdictional approvals (including, but not limited to, the U.S. Department of State) and the prior written consent of Landlord (whose consent shall not be unreasonably withheld, conditioned or delayed). Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be wholly void and shall confer no rights upon any third parties. The consent of Landlord to any assignment, transfer, or subletting to any third party shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rental from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant of any covenant or obligation contained in this Lease, nor shall any assignment, transfer or subletting be construed to relieve Tenant from obtaining the consent in writing of Landlord to any further assignment or subletting. During the pendency of an existing, outstanding Event of Default hereunder, Tenant hereby assigns to Landlord the rental due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rental directly to Landlord. Except with respect to a subletting or assignment permitted pursuant to Section 34.B below, Tenant shall reimburse Landlord for its reasonable attorneys’ fees and expenses incurred in reviewing any requested consent whether or not such consent is granted.

B. Notwithstanding the above restrictions on subletting and assignments, Landlord’s prior consent shall not be required for any assignment or subletting to an Affiliate of Tenant (as defined below), a Parent of Tenant (as defined below) or the International Telecommunications Satellite Organization, provided (1) that such assignee or subtenant agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations and liabilities of Tenant under this Lease, (2) that such assignee or subtenant shall use the Demised Premises for the Permitted Use, and (3) that Tenant provides Landlord with written notice of such assignment or sublease no later ten (10) days prior to the effective date of such assignment or sublease. For purposes of this Section 34.B, an “Affiliate of Tenant” shall mean any corporation, professional corporation, limited liability company, limited liability partnership, association, trust or partnership (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger or consolidation with Tenant, or acquires all or substantially all of the assets of and interest in Tenant. For the purposes hereof, a “Parent of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (A) that Controls Tenant, or (B) that owns more than fifty percent (50%) of the issued and outstanding voting securities of Tenant. The terms “Control” or “Controls” as used in this Section 34.B shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity.

C. Any permitted sublease, assignment or other transfer of occupancy of all or any part of the Demised Premises must contain a waiver of claims against Landlord by the subtenant, assignee or other transferee identical to the waivers given by Tenant hereunder, and, further, must require the subtenant, assignee or transferee’s insurer to issue waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Demised Premises or the contents thereof. All waivers shall be in form and substance reasonably acceptable to Landlord.

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D. If it is established by a court or body having final jurisdiction that Landlord has been unreasonable in withholding its consent to any subletting of the Demised Premises or assignment or other transfer of this Lease, the sole effect of such finding shall be that Landlord shall be deemed to have given its consent or approval, but Landlord shall not be liable to Tenant in any respect for money damages or expenses incurred by Tenant by reason of Landlord having withheld its consent.

35.	CONSENTS, COMPLIANCE WITH EXECUTIVE ORDER, ETC.

Tenant represents and warrants that prior to executing this Lease it has obtained all necessary consents and approvals that Tenant is required to obtain in connection with signing this Lease. Landlord represents and warrants that prior to executing this Lease it has obtained all necessary consents and approvals that Landlord is required to obtain in connection with signing this Lease. Landlord and Tenant each hereby represents and warrants to the other its compliance with all applicable laws, including, without limitation, the anti-money laundering laws, USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Landlord and Tenant each further represent and warrant (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

36.	GENDER/HEADINGS

Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein in which the context may require such substitution. Headings are used for convenience and shall not be considered when construing this Lease.

37.	BENEFIT AND BURDEN

The provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and each of their permitted successors and assigns. Landlord may freely and fully assign its interest or delegate its obligations hereunder.

38.	GOVERNING LAW

It is the intention of the parties hereto that this Lease (and the terms, conditions, provisions and covenants hereof) shall be construed and enforced in accordance with the laws of the District of Columbia. Landlord and Tenant each hereby waives any objection to the venue of any action filed by either party in any court situated in the District of Columbia and each party further waives any right, claim or power, under the doctrine of forum non conveniens or otherwise, to transfer any such action filed by any party to any other court.

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39.	WAIVER OF TRIAL BY JURY

Each party hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of the parties, Tenant’s use or occupancy of the Demised Premises and/or any claim of injury or damage.

40.	CERTIFICATION OF THE PARTIES

The parties affixing their signature hereafter do certify that all conditions necessary to the valid execution and delivery of this Lease on their part have been complied with and that all things necessary to constitute this Lease as a valid, binding and legal agreement on the terms and conditions and for the purposes set forth herein have been done and performed, and that the execution and delivery of this Lease on their part have been authorized in accordance with their respective laws.

41.	ASSIGNMENT

Should Landlord sell, transfer or assign this Lease (other than a conditional assignment as security for a loan), then Landlord, as transferor, shall be relieved of any and all obligations on the part of Landlord accruing under this Lease from and after the date of such transfer and Landlord’s successor in interest shall be deemed to have assumed such obligations from and after such date. Written notice of any such transfer shall be given to Tenant.

42.	ENTIRE AGREEMENT

This Lease, including all exhibits, schedules and addenda attached hereto, constitutes the entire agreement of the parties hereto, and supersedes all prior representations, inducements, or agreements, oral or otherwise, between the parties with respect to the subject matter hereof. No addition to, deletion of or deviation from the provisions of this Lease shall be binding unless in writing and duly signed by the party against whom the same is sought to be enforced.

43.	FORCE MAJEURE

If either party is in any way delayed or prevented from performing any obligation hereunder (other than as set forth below) due to fire, act of God, act of terror or terrorism, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond such party’s reasonable control (whether similar or dissimilar to the foregoing events) (each, a “Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for the time necessary to compensate for the period of such delay or prevention, provided that nothing in this Section 43 shall affect (i) the time frames for Tenant’s monetary obligations under this Lease, or (ii) Tenant’s obligation to comply with the cure periods set forth in Section 20 hereof.

44.	PROHIBITION AGAINST RECORDING

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

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45.	EXCULPATION

No direct or indirect partner, member or shareholder of Landlord or Tenant (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be personally liable for the performance of the obligations of, or in respect of any claims against, Landlord or Tenant arising under this Agreement. No personal judgment shall be sought or obtained against any of the foregoing in connection with this Lease.

46.	CONFERENCE CENTER

In the event that any other tenant of the Building has rights to the conference center located in the Demised Premises pursuant to such tenant’s lease as of the Effective Date, Tenant agrees to provide such tenant access to such conference center, as required under such tenant’s lease, in order to permit Landlord to honor its obligations under such lease (subject to the terms of Exhibit B attached hereto); provided, however, Tenant shall not be liable to Landlord for any damage, injury, loss or claim based on or arising out of any other tenant’s use of the conference center, and, to the extent such tenant is liable to Landlord for such damage, injury or loss pursuant to such tenant’s lease, Landlord shall indemnify and hold harmless Tenant from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by or claimed against Tenant based on or arising out of any other tenant’s use of the conference center.

47.	SECURITY DEPOSIT

A. Upon the Lease Commencement Date, Tenant shall deliver to Landlord a security deposit in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) (the “Security Deposit”) to be held by Landlord during the Term as collateral security (and not prepaid rent), for the payment of Annual Base Rent and Additional Rent and for the faithful performance by Tenant of all other covenants, conditions and agreements of this Lease. Landlord shall not be obligated to hold the Security Deposit in a separate account. Landlord shall not be required to pay any interest on the Security Deposit. If an Event of Default occurs hereunder, then Landlord, at its option, may apply all or part of the Security Deposit to compensate Landlord for the payment of Annual Base Rent or Additional Rent, or any loss or damage sustained by Landlord as a result of an Event of Default to the extent permitted by this Lease. Tenant shall restore the Security Deposit to the original sum deposited immediately upon Landlord’s demand, subject to Section 47.C. below. Landlord shall return the Security Deposit to Tenant (except to the extent of any portion of the Security Deposit which has been applied by Landlord and not restored by Tenant) within thirty (30) days after the expiration or earlier termination of this Lease.

B. The Security Deposit shall be in the form of an evergreen, irrevocable letter of credit in the amount of the Security Deposit (the “Letter of Credit”) issued by Bank of America Merrill Lynch (the “Initial Bank”). Tenant shall from time to time have the right to replace such

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Letter of Credit with a new Letter of Credit issued by a Replacement Bank (hereinafter defined) in the same amount and upon the same terms. As used herein, the term “Replacement Bank” shall mean any of the following: (i) JPMorgan Chase & Co., (ii) Citigroup, Inc, (iii) Wells Fargo & Company, and (iv) any other bank reasonably acceptable to Landlord that has a Standard & Poor’s commercial paper rating of at least A-1. As used herein, the term “Bank” shall mean the current issuer of the Letter of Credit. The form of Letter of Credit shall be substantially similar to the form attached hereto as Exhibit F or on such other form customarily used by the Bank so long as such form is materially consistent with the form attached hereto as Exhibit F. If an Event of Default occurs, the Letter of Credit (and any replacement thereof) may be drawn upon by Landlord under the terms and conditions provided in this Section 47.

C. Provided no Event of Default shall have occurred and remain uncured, on the first anniversary of the Lease Commencement Date, the Security Deposit shall be reduced by Seven Hundred Fifty Thousand Dollars ($750,000.00). Provided no Event of Default shall have occurred and remain uncured, Landlord shall instruct the Bank that the Letter of Credit may be reduced by $750,000.00. In no event shall the Letter of Credit be reduced to less than $1,500,000.00.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, on the day and year first hereinabove written, the undersigned have executed this Lease Agreement.

LANDLORD:

SL 4000 CONNECTICUT LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

INTELSAT GLOBAL SERVICE LLC, a Delaware limited liability company

By:
Name:
Title:

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